UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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Entercom Communications Corp.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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ENTERCOM COMMUNICATIONS CORP.

401 City Avenue, Suite 809

Bala Cynwyd, Pennsylvania 19004

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Our Shareholders:

NOTICE IS HERBY GIVEN that the Annual Meeting of Shareholders of Entercom Communications Corp. (the “Company”) will be held at the Crowne Plaza Philadelphia Main Line Hotel, 4100 Presidential Boulevard, Philadelphia, Pennsylvania 19131 on Tuesday, May 18, 2010 at 9:00 a.m. (the “Annual Meeting”), for the following purposes:

1.                                       To elect two Class A Directors each for a one year term expiring at the 2011 Annual Meeting;

2.                                       To elect five Directors, in addition to Class A Directors, each for a one year term expiring at the 2011 Annual Meeting;

3.                                       To ratify the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2010; and

4.                                       To transact such other business as may properly come before the Annual Meeting and/or any adjournments thereof.

If you were a shareholder of record of our Class A Common Stock, par value $0.01 per share, or Class B Common Stock, par value $0.01 per share, at the close of business on March 15, 2010, you may vote at the Annual Meeting.

In the event a quorum is not present at the Annual Meeting and such meeting is adjourned to a later date at least fifteen (15) days after the initial date of the Annual Meeting, then those shareholders who attend the adjourned meeting shall nevertheless constitute a quorum for the purpose of acting upon the matters to be considered.

By Order of the Board of Directors,

John C. Donlevie
Secretary

Bala Cynwyd, Pennsylvania

March 26, 2010

ENTERCOM COMMUNICATIONS CORP.

401 City Avenue, Suite 809

Bala Cynwyd, Pennsylvania 19004

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

May 18, 2010

The Annual Meeting of Shareholders of Entercom Communications Corp. will be held at the Crowne Plaza Philadelphia Main Line Hotel, 4100 Presidential Boulevard, Philadelphia, Pennsylvania 19131 on Tuesday, May 18, 2010 at 9:00 a.m.

ABOUT THIS PROXY STATEMENT

Our Board of Directors has sent you this proxy statement to solicit your vote at the 2010 Annual Meeting of Shareholders, including any adjournment or postponement thereof (the “Annual Meeting”).  We will pay all expenses incurred in connection with this proxy solicitation.  In addition to mailing this proxy statement to you, we have hired The Altman Group to be our proxy solicitation agent for a fee of approximately $6,000 plus expenses.  We also may make solicitations by telephone, facsimile or other forms of communication. Brokers, banks and other nominees who hold our stock for other beneficial owners will be reimbursed by us for their expenses related to forwarding our proxy materials to the beneficial owners.  In this proxy statement we summarize information that we are required to provide to you under the Securities and Exchange Commission rules. This proxy statement is designed to assist you in voting your shares.  The proxy materials are first being mailed on or about March 26, 2010 to all shareholders of record of our Class A and Class B Common Stock, par value $0.01 per share, at the close of business as of March 15, 2010.  Unless the context requires otherwise, all references in this proxy statement to Entercom Communications Corp., “Entercom,” “we,” “us,” “our” and similar terms, refer to Entercom Communications Corp. and its consolidated subsidiaries.

INTERNET AVAILABILITY OF PROXY MATERIAL

Important Notice Regarding The Availability Of Proxy Materials For The Shareholder Meeting To Be Held on May 18, 2010.  The Proxy Statement and Annual Report are available at www.entercom.com.  Click on the “Investors” tab and select “Proxy Material.”

PROPOSALS

At the Annual Meeting, our shareholders will be asked to vote upon the following Proposals:

•                                          Proposal 1:  Election of Class A Directors.  Our Board of Directors has nominated the following two persons to stand for election as Class A Directors with one year terms expiring at the 2011 Annual Meeting: David J. Berkman and Daniel E. Gold.

•                                          Proposal 2:  Election of Directors Other Than Class A Directors.  Our Board of Directors has nominated the following five persons to stand for election as Directors with one year terms expiring at the 2011 Annual Meeting:  Joseph M. Field, David J. Field, John C. Donlevie, Robert S. Wiesenthal and Michael J. Wolf.

•                                          Proposal 3:  Ratification of the Selection of Independent Registered Public Accounting Firm.  The Audit Committee of our Board of Directors has selected PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2010 and is proposing that the shareholders ratify such selection.

INFORMATION ABOUT VOTING

Record Holders.  If you are a shareholder of record of our Class A Common Stock as of the close of business on March 15, 2010, you may vote your shares:

•                                          By Proxy:  You may vote your shares via a toll-free telephone number (1-800-PROXIES (1-800-776-9437)) or over the Internet (www.voteproxy.com) as instructed in the Notice of Internet Availability of Proxy Materials.  If you provide a proxy without indicating how you wish to vote, all of your shares will be voted at the discretion of your proxies on any matter that may be properly brought before the Annual Meeting, except to the extent such discretionary voting is not permitted by any applicable rules or regulations.

•                                          In Person:  You may attend the Annual Meeting and vote in person.

If you are a shareholder of record of our Class B Common Stock as of the close of business on March 15, 2010, you may vote your shares:

•                                          By Proxy:  You can vote by completing, signing and dating the enclosed proxy card and returning it to us by mail in the envelope provided.  The instructions for voting are contained on the enclosed proxy card.  The individuals named on the card are your proxies.  They will vote your shares as you indicate.   If you provide a proxy without indicating how you wish to vote, all of your shares will be voted at the discretion of your proxies on any matter that may be properly brought before the Annual Meeting, except to the extent such discretionary voting is not permitted by any applicable rules or regulations.

•                                          In Person:  You may attend the Annual Meeting and vote in person.

You may revoke your proxy before it is voted at the meeting if you: (i) send a written notice of revocation dated after the proxy date to our Corporate Secretary; (ii) send our Corporate Secretary a later dated proxy for the same shares of Common Stock; or (iii) attend the Annual Meeting and vote in person.

The address for our Corporate Secretary is Entercom Communications Corp., 401 City Avenue, Suite 809, Bala Cynwyd, Pennsylvania, 19004, Attention:  John C. Donlevie, Secretary.

Beneficial Holders.  If you are not a shareholder of record of our Class A Common Stock and instead hold your shares in “street name”  (i.e., in the name of a bank, broker or other holder of record), you may receive a Notice of Internet Availability of Proxy Materials from the holder of record containing instructions that you must follow in order for your shares to be voted.  Certain of these institutions offer telephone and Internet voting.

VOTING SECURITIES

Our Amended and Restated Articles of Incorporation (the “Charter”) provide that each share of Class A Common Stock is entitled to one vote and that each share of Class B Common Stock is entitled to ten votes, except: (i) any share of Class B Common Stock not voted by either Joseph M. Field or David J. Field, in their own right or pursuant to a proxy, is entitled to one vote; (ii) the holders of Class A Common Stock, voting as a single class, are entitled to elect two Class A Directors; (iii) each share of Class B Common Stock is entitled to one vote with respect to certain “Going Private Transactions” (as defined in the Charter); and (iv) as required by law.  Therefore:

—                                         Shareholders of our Class A Common Stock at the close of business on March 15, 2010, will be entitled to vote on Proposals 1, 2 and 3.

—                                         Shareholders of our Class B Common Stock at the close of business on March 15, 2010 will only be entitled to vote on Proposals 2 and 3.

At the close of business on March 15, 2010, there were 29,659,931 outstanding shares of Class A Common Stock, which include 1,478,721 shares that are either unvested restricted stock or vested but deferred shares of restricted stock (neither of which has the right to vote).  As a result, as of the close of business on March 15, 2010, there were 28,181,210 shares of our outstanding shares of Class A Common Stock entitled to vote at the Annual Meeting.  In addition, at the close of business on March 15, 2010 there were 7,457,532 outstanding shares of our Class B Common Stock and no outstanding shares of our Class C Common Stock.  Each share of Class B Common Stock voted by Joseph M. Field or David J. Field with respect to any proposal other than Proposal 1 is entitled to ten votes.  Holders of our Class C Common Stock, of which there are none, would not be entitled to vote on these proposals.

INFORMATION ABOUT QUORUM AND REQUIRED VOTES

The presence in person or by proxy of shareholders entitled to cast at least a majority of the votes that all shareholders are entitled to cast on a particular matter or proposal to be acted upon at the meeting shall constitute a quorum for the purposes of consideration and action on the matter or proposal.  Assuming a quorum is present, votes on the proposals will be tallied as follows:

•                                          Proposal 1:  Election of Class A Directors.  The two persons nominated as Class A Directors receiving the most votes from shares of Class A Common Stock will be elected.

•                                          Proposal 2:  Election of Directors Other Than Class A Directors.  The five persons nominated as Directors other than Class A Directors receiving the most votes from all shares of Class A Common Stock and Class B Common Stock will be elected.

•                                          Proposal 3:  Ratification of the Selection of Independent Registered Public Accounting Firm.  The ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2010 requires the affirmative vote from a majority of the votes of all shares of Class A Common Stock and Class B Common Stock that are present in person or by proxy and are voting on such proposal.

In the event a quorum is not present at the meeting and such meeting is adjourned to a later date at least fifteen (15) days after the initial date of the meeting, then those shareholders who attend the adjourned meeting shall nevertheless constitute a quorum for the purpose of acting upon the matters to be considered.

Unless otherwise required by our Bylaws or by applicable law, approval of any other matter properly presented for a vote at the meeting will require the affirmative vote of a majority of the votes cast by all holders of Class A Common Stock and Class B Common Stock present in person or by proxy; provided that if any shareholders are entitled to vote thereon as a class, such approval will require the affirmative vote of a majority of the votes cast by the shareholders entitled to vote as a class who are present in person or by proxy.

Shares of our common stock represented by proxies that are marked “withhold authority” or are marked “abstain,” or which constitute broker non-votes will be counted as present at the meeting for the purpose of determining a quorum.  Broker non-votes occur when a nominee holding shares of our common stock for a beneficial owner has not received voting instructions from the beneficial owner and such nominee does not possess or choose to exercise discretionary authority with respect thereto. With respect to any matter to be decided by a plurality (such as the election of Directors) or a majority of the votes cast at the meeting, proxies marked “withhold authority” or marked “abstain,” or which constitute broker non-votes will not be counted for the purpose of determining the number of votes cast at the meeting and will have no effect on the outcome of such vote.

INFORMATION TO RELY UPON WHEN CASTING YOUR VOTE

You should rely only on the information contained in this proxy statement.  We have not authorized anyone to give any information or to make any representations in connection with this proxy solicitation other than those contained in this proxy statement.  You should not rely on any information or representation not contained in this proxy statement.  You should not infer under any circumstances that because of the delivery to you of this proxy statement there has not been a change in the facts set forth in this proxy statement or in our affairs since the date of this proxy statement.  This proxy statement does not constitute a solicitation by anyone in any jurisdiction in which the solicitation is not authorized or in which the person making the solicitation is not qualified to do so or to anyone to whom it is unlawful to make a solicitation.

NOTE REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement and the accompanying material may contain forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended.  Forward-looking statements are not statements of historical facts, but rather reflect our current expectations concerning future results and events.  You can identify these forward-looking statements by our use of words such as “anticipates,” “believes,” “continues,” “expects,” “intends,” “likely,” “may,” “opportunity,” “plans,” “potential,” “project,” “will,” and similar expressions, whether in the negative or the affirmative. We cannot guarantee that we actually will achieve these plans, intentions or expectations. These forward-looking statements are subject to risks, uncertainties and other factors, some of which are beyond our control, which could cause actual results to differ materially from those forecasted or anticipated in such forward-looking statements.

You should not place undue reliance on these forward-looking statements, which reflect our view only as of the date of this proxy statement.  We undertake no obligation to update these statements or publicly release the result of any revisions to these statements to reflect events or circumstances after the date of this proxy statement or to reflect the occurrence of unanticipated events.

PROPOSALS

PROPOSAL 1

ELECTION OF CLASS A DIRECTORS

DESCRIPTION OF PROPOSAL

Two Class A Directors will be elected at the 2010 Annual Meeting to serve until the 2011 Annual Meeting.  The two nominees of our Board of Directors are David J. Berkman and Daniel E. Gold.  Both David J. Berkman and Daniel E. Gold are incumbent Class A Directors.  These nominees have consented to serve if elected, but should any nominee be unavailable to serve, your proxy will vote for the substitute nominee recommended by our Board of Directors.

BOARD OF DIRECTORS’ NOMINEES FOR CLASS A DIRECTORS

—              David J. Berkman - Director.  David J. Berkman (age 48) has served as one of our Directors since the consummation of our initial public offering in January 1999.  Since January 2000, Mr. Berkman has served as the Managing Partner of Liberty Associated Partners, LP, a venture capital firm primarily engaged in the telecommunications, media and internet market segments.  He also serves on the boards of directors of Internet Capital Group, Inc., Current Communications Group, LLC and Jingle Networks, Inc.  Civically, Mr. Berkman serves on the board of overseers of the University Of Pennsylvania School of Engineering, and on the Board of Trustees of The Franklin Institute.  Mr. Berkman has a B.S. from the Wharton School of the University of Pennsylvania.

—              Daniel E. Gold - Director.  Daniel E. Gold (age 74) has served as one of our Directors since May 2003.  Since January 1997, Mr. Gold has served as President and CEO of Leonard Whitcup, Inc., a music publisher.  During his career, Mr. Gold has served as Chairman and Director of Dynamic Broadband, Inc., CEO of the American Society of Composers, Authors and Publishers (ASCAP), President and Director of Century Communications Inc., President of Knight Ridder Broadcasting, Inc., and President of Comcast Cable, Inc. He also served as a Vice President and General Manager of CBS and Post-Newsweek Stations’ radio and television stations in Washington, D.C., Philadelphia, PA, and Hartford, CT.  Mr. Gold also served as General Counsel of Westinghouse Broadcasting Company (Group W).  Mr. Gold had been a member of the boards of directors of the National Association of Broadcasters, the National Cable Television Association, the Television Bureau of Advertising and C-SPAN.  Mr. Gold has a B.A. from Stanford University and a J.D. from Harvard Law School.

RECOMMENDATION OF THE BOARD OF DIRECTORS

Our Board of Directors unanimously recommends that you vote “FOR” each of the nominees listed above.

In nominating the present slate of Class A Directors, our Board and our Nominating/Corporate Governance Committee considered the following specific experience, qualifications, attributes or skills in concluding that each such nominee should continue to serve as a Director of the Company:

David J. Berkman has served as one of our Directors since the consummation of our initial public offering in January 1999.  Mr. Berkman has served as an executive officer and director of a number of public/private companies including several directly involved in the media and communication industries.  As a director of such these companies, Mr. Berkman has served on, and in some cases served as chairman of the compensation, audit, and nominating committees.

Daniel E. Gold has served as one of our Director since 2003.  Mr. Gold has served as the chief executive officer of multiple companies including a public company.  Mr. Gold has operational experience in several media companies including serving as CEO of a music publishing company.  In addition, Mr. Gold has accounting and related financial management expertise.  Finally, Mr. Gold also has experience as general counsel of a large media company.

PROPOSAL 2

ELECTION OF OTHER DIRECTORS

DESCRIPTION OF PROPOSAL

Five other Directors will be elected at the 2010 Annual Meeting to serve until the 2011 Annual Meeting.  The five nominees are Joseph M. Field, David J. Field, John C. Donlevie, Robert S. Wiesenthal and Michael J. Wolf.  Each of the nominees is an incumbent Director.  These nominees have consented to serve if elected, but should any nominee be unavailable to serve, your proxy will vote for the substitute nominee recommended by our Board of Directors.

BOARD OF DIRECTORS’ NOMINEES FOR OTHER DIRECTORS

—              Joseph M. Field - Chairman & Director.  Joseph M. Field (age 78) founded Entercom in 1968 and has served as Chairman of our Board of Directors since our inception.  Mr. Field served as our Chief Executive Officer from our inception until 2002 and as our President from our inception until 1998. Before entering the broadcasting business, he practiced law for 14 years in New York (including service as an Assistant United States Attorney) and Philadelphia. Mr. Field served on the board of directors of the National Association of Broadcasters for the years 1992 through 1996.  Mr. Field currently serves on the boards of directors of the Broadcasters’ Foundation, Mediacast, LLC (d/b/a Specticast), the Philadelphia Orchestra Association, The Mary Louise Curtis Bok Foundation, the Settlement Music School, the American Interfaith Institute, the National Liberty Museum, the Philadelphia Chamber Music Society, the Joseph and Marie Field Foundation and the Joseph and Marie Field Family Environmental Foundation.  In addition, he serves on the Advisory Board of the University of Pennsylvania’s Field Center for Children’s Policy, Practice & Research.  Mr. Field has a B.A. from the University of Pennsylvania, an L.L.B. from Yale Law School and a D.M. from the Curtis Institute of Music. Mr. Field is the father of David J. Field.

—             David J. Field - President and Chief Executive Officer.  David J. Field (age 47) has served as our Chief Executive Officer since 2002, our President since 1998, and one of our Directors since 1995.  Mr. Field is our Principal Executive Officer.  He also served as our Chief Operating Officer from 1996 to 2002 and Chief Financial Officer from 1992 to 1998. Mr. Field joined us in 1987 and served as our Director of Finance and Corporate Development from 1987 to 1988, Vice President-Finance and Corporate Development from 1988 to 1992, Vice President-Operations and Chief Financial Officer from 1992 to 1995 and Senior Vice-President-Operations and Chief Financial Officer from 1995 to 1996. Prior to joining us, he was an investment banker with Goldman, Sachs & Co.  Mr. Field served as Chairman of the Radio Board of the National Association of Broadcasters from 2005 to 2007.  Mr. Field also currently serves on the boards of directors of the Ad Council, the Radio Advertising Bureau, the Philadelphia Zoo and The Wilderness Society. He has a B.A. from Amherst College and an M.B.A. from the Wharton School of the University of Pennsylvania.  Mr. Field was named the 2006 Radio Executive of the Year by Radio Ink Magazine and was also recognized as one of the best CEOs in America by Institutional Investor Magazine in 2006, 2007 and 2008.  Mr. Field is the son of Joseph M. Field.

—              John C. Donlevie - Executive Vice President, Secretary, and General Counsel.  John C. Donlevie (age 63) has served as our Executive Vice President, General Counsel and one of our Directors since 1989, our Secretary since 1998 and was our Vice President-Legal and Administrative from 1984 to 1989. Prior to joining us in 1984, Mr. Donlevie practiced law for 11 years, most recently as Corporate Counsel of Ecolaire Incorporated in Malvern, Pennsylvania. He has a B.S. in Engineering from Drexel University and a J.D. from Temple University School of Law.  Mr. Donlevie is a member of the board of directors of the Joseph and Marie Field Foundation and is a member of the Board of Managers of Broadcasters Traffic Consortium, LLC.

—              Robert S. Wiesenthal - Director.  Robert S. Wiesenthal (age 43) has served as one of our Directors since April 2004.  Since January 2002, Mr. Wiesenthal has been serving as Executive Vice President and Chief Financial Officer of Sony Corporation of America.  In addition, since July 2005, Mr. Wiesenthal has been serving as Executive Vice President and Chief Strategy Officer, Sony Entertainment.  Prior to joining Sony Corporation of America, Mr. Wiesenthal was Managing Director at Credit Suisse First Boston from 1999 to 2000, a member of its Media Group from 1993 to 1999 and a member of its Mergers and Acquisition Group from 1986 to 1993.  Mr. Wiesenthal presently serves on the boards of directors of Metro-Goldwyn-Mayer Inc (MGM), Sony Music Entertainment, Inc., Sony Ericsson Mobile Communications and Sony/ATV Music Publishing LLC.  Mr. Wiesenthal has a B.A. from the University of Rochester.

—              Michael J. Wolf - Director.  Michael J. Wolf (age 48) has served as one of our Directors since February 2008.  Since March 2007, Mr. Wolf has served as president of Farallon Point Inc., a strategic advisory provider.  From October 2005 to February 2007, Mr. Wolf was the President and Chief Operating Officer of MTV Networks, Inc. (“MTVN”). Prior to

assuming this role at MTVN, Mr. Wolf was a Senior Director at McKinsey & Company and Global Leader of its Media, Entertainment and Information Practice from 2001 to 2005.  Previously, Mr. Wolf was a Senior Partner, member of the board of directors and leader of the Media and Entertainment Group at Booz Allen Hamilton, Inc. which he joined in 1989.  Mr. Wolf serves as a board member of the Educational Broadcasting Corporation.  Mr. Wolf has a B.A. from Columbia University.

RECOMMENDATION OF THE BOARD OF DIRECTORS

Our Board of Directors unanimously recommends that you vote “FOR” each of the nominees listed above.

In nominating the present slate of other Directors, our Board and our Nominating/Corporate Governance Committee considered the following specific experience, qualifications, attributes or skills in concluding that each such nominee should continue to serve as a Director of the Company:

Joseph M. Field is the founder of the Company and served as the Company’s President/CEO for more than 23 years.

David J. Field has served as our Chief Executive Officer since 2002 and a Director since 1995.  In addition to having served in various operating and financial capacities for the Company, Mr. Field has previous experience in the investment banking industry.  Finally, Mr. Field has experience in serving in a leadership capacity within the radio broadcast industry.

John C. Donlevie has served as our general counsel since 1984 and a Director since 1989.  Mr. Donlevie has over twenty five years of experience in the radio industry.  Mr. Donlevie has formal training and experience in both the legal and engineering fields.  Recently, Mr. Donlevie has had significant involvement in regulatory and government affairs issues for the Company.

Robert S. Wiesenthal has served as one of our Directors since 2004.  Mr. Wiesenthal has significant experience in the media industry presently serving as CFO of Sony Corporation of America.  Mr. Wiesenthal also has experience as a member of the board of directors of various music and media companies.

Michael J. Wolf has served as one of our Directors since 2008.  Mr. Wolf has experience in the media industry having served as president and COO of MTV Networks, Inc.  In addition, Mr. Wolf has over twenty years of experience in the media entertainment industry.

PROPOSAL 3

RATIFICATION OF THE SELECTION OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

DESCRIPTION OF PROPOSAL

The Audit Committee of our Board of Directors has selected PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2010 and is proposing that the shareholders ratify such selection.  Although ratification is not required by law, the Audit Committee believes that our shareholders should be given an opportunity to express their views on the subject.  SEC Rule 10A-3(b)2 requires that the audit committee “must be directly responsible for the appointment . . . of any registered public accounting firm.”  Since the Audit Committee cannot abdicate this authority to the shareholders, the ratification of the selection is not binding.  Any failure of the shareholders to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm would, however, be considered by the Audit Committee in determining whether to continue the engagement of PricewaterhouseCoopers LLP.

INFORMATION CONCERNING INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

PricewaterhouseCoopers LLP (“PwC”) has served as our independent registered public accounting firm since June 2002.  Our Audit Committee has appointed PwC to serve as our independent registered public accounting firm for the year ending December 31, 2010.  It is anticipated that a representative of PwC will attend the annual meeting.  Such representative will have an opportunity to make a statement, if he or she desires, and will be available to respond to appropriate questions of shareholders.

Principal Accounting Firm Fees And Expenses.  The following table sets forth the aggregate fees and expenses billed to us by PwC, our principal accounting firm, for the fiscal years ended December 31, 2009 and December 31, 2008:

	December 31, 2009		December 31, 2008
Audit Fees	$723,647	(1)	$839,808	(1)(2)
Audit-Related Fees	6,353	(3)	14,104	(3)
All Other Fees	1,500	(4)	1,500	(4)
TOTAL	$731,500		$877,912

(1)                                  The professional services rendered for 2009 and 2008 included: (i) the audit of our annual financial statements and our internal control over financial reporting; and (ii) reviews of the financial statements included in our Quarterly Reports on Form 10-Q.  Amounts include the reimbursement of expenses incurred by our accounting firm in connection with their performance of such professional services.

(2)                                  As a result of the finalization of our Principal Accounting Firm’s fees and expenses for the year ended December 31, 2008, following the date of our 2009 Proxy Statement, the Audit Fees for the year ended December 31, 2008 are $22,500 lower than the Audit Fees disclosed our 2009 Proxy Statement.

(3)                                  Represents consulting services relating to new accounting pronouncements and existing accounting guidance.

(4)                                  A subscription service for PwC’s accounting guidance.

Utilization of De Minimus Approval Exemption.  Zero percent of the Principal Accounting Firm Fees listed above were approved under the approval provisions of Rule 2-01(c)(7)(i)(C) of Regulation S-K.

Pre-Approval Policies.  The Audit Committee maintains policies and procedures for the pre-approval of work performed by the independent auditors since under the amended and restated Audit Committee Charter, all auditor engagements must be approved in advance by the Audit Committee.

RECOMMENDATION OF THE BOARD OF DIRECTORS

Our Board of Directors unanimously recommends that you vote “FOR” the ratification of the selection of PricewaterhouseCoopers LLP as our independent auditors for the year ending December 31, 2010.

MANAGEMENT INFORMATION

BOARD OF DIRECTORS

Presently, there are seven members of our Board of Directors, including each of the nominees named herein.  Four of the seven Directors are neither our officers nor employees.  Our Board of Directors met five times in 2009.  Our Board of Directors has adopted certain standing committees including: (i) an Audit Committee; (ii) a Compensation Committee; (iii) a Nominating/Corporate Governance Committee; and (iv) an Executive Committee.

Director Independence.

Our Board of Directors has determined that each of David J. Berkman, Daniel E. Gold, Robert S. Wiesenthal and Michael J. Wolf has no material relationship with the Company and each is therefore an “independent director” as defined by Section 303A.02 of the listing standards of the New York Stock Exchange.  We have not made any charitable contributions to any charitable organization in which a Director serves as an executive officer where, within the preceding three years, contributions in any single year exceeded the greater of $1 million, or 2% of such charitable organization’s consolidated gross revenues.

Committees of our Board of Directors.

•              Audit Committee.  The Audit Committee consists of Daniel E. Gold, Chairman, David J. Berkman and Michael J. Wolf.  The Audit Committee met five times in 2009.  A copy of the Amended and Restated Audit Committee Charter is posted on our website located at www.entercom.com (see the “Investors” tab /  “Governance” sub-page of our website).  Each member of the Audit Committee is independent as defined in Section 303A.02 of the listing standards of the New York Stock Exchange.  No audit committee member simultaneously serves on the audit committees of more than three public companies.

Audit Committee Financial Expert.  Our Board of Directors has determined that Daniel E. Gold is an Audit Committee Financial Expert.  Mr. Gold is “independent” as such term is used in Item 7(d)(3)(iv) of Schedule 14A under the Exchange Act.

•              Compensation Committee.  The Compensation Committee consists of David J. Berkman, Chairman, Daniel E. Gold and Robert S. Wiesenthal.  The Compensation Committee met three times in 2009.  A copy of the Amended and Restated Compensation Committee Charter is posted on our website located at www.entercom.com (see the “Investors” tab /  “Governance” sub-page of our website).  Each member of the Compensation Committee is independent as defined in Section 303A.02 of the listing standards of the New York Stock Exchange.

The Compensation Committee conducts a general review of our compensation plans to ensure that they meet corporate objectives, including review and approval of all compensation paid to our executive officers.  The responsibilities of the Compensation Committee also include administering and interpreting the Entercom Equity Compensation Plan, including selecting the officers, employees and other qualified recipients who will be granted awards thereunder.  A narrative description of our Committee’s processes and procedures for the consideration and determination of executive and Director compensation is contained in the Compensation Discussion and Analysis in this Proxy Statement.

During 2009, neither the Company nor our Compensation Committee utilized any compensation consultants in determining or recommending the amount or form of executive or Director compensation other than in a role limited to: (a) consulting on broad-based plans that do not discriminate in scope, terms, or operation in favor of our executive officers or Directors, and that are available generally to all salaried employees; or (b)  providing information that either is not customized for us or that is customized based on parameters that are not developed by the compensation consultant and about which the compensation consultant does not provide advice.

Compensation Committee Interlocks And Insider Participation.  None of the members of the Compensation Committee was at any time one of our officers or employees.  None of our executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as members of our Board of Directors or Compensation Committee.

•              Nominating/Corporate Governance Committee.  The Nominating/Corporate Governance Committee consists of Michael J. Wolf, Chairman, David J. Berkman and Robert S. Wiesenthal.  The Nominating/Corporate Governance

Committee met twice in 2009.  A copy of the Amended and Restated Nominating/Corporate Governance Committee Charter is posted on our website located at www.entercom.com (see the “Investors” tab /  “Governance” sub-page of our website).

The Nominating/Corporate Governance Committee is responsible for the recommendation of criteria for selection of Board members and assisting our Board of Directors in identifying candidates.  The Nominating/Corporate Governance Committee will consider nominees recommended by shareholders.  Shareholders should submit any such recommendations to our Corporate Secretary.  In addition, shareholders may make their own director nominations in accordance with the procedures for Shareholder Director Nominations described in this Proxy Statement under the heading “Shareholder Proposals For 2011 Annual Meeting.”

The Nominating/Corporate Governance Committee has not established any specific minimum qualifications that the Committee believes must be met by a Committee-recommended nominee for a position on our Board of Directors.  While the Nominating/Corporate Governance Committee has not established any specific qualities or skills that the Committee believes are necessary for one or more of our Directors to possess, the Committee may consider the following criteria in recommending candidates for election to our Board of Directors: (i) experience in corporate management, such as serving or having served as an officer of a publicly-held company; (ii) experience in the media, communication and/or radio broadcasting industries; (iii) experience as a board member of another publicly-held company; (iv) academic expertise in the media, communication and/or radio broadcasting industries or in specific areas of our operations; and (v) financial experience necessary to assist in meeting our corporate governance requirements.

While the Nominating/Corporate Governance Committee has not established any requirement to consider diversity in identifying nominees for Director, the Committee’s Charter provides that the Committee may consider differences of viewpoint, professional experience, education, skill and other individual qualities and attributes.

The Nominating/Corporate Governance Committee identifies prospective candidates for recommendation to our Board of Directors upon recommendations from other Directors, management and our shareholders.  In addition, the Committee has in the past retained the services of a professional search firm to identify prospective candidates.  The Committee does not have a formal review policy for prospective Committee-recommended nominees.

Each of the nominees was elected by the shareholders at the previous annual meeting of shareholders.

•              Executive Committee.  The Executive Committee consists of Joseph M. Field, Chairman, David J. Field and David J. Berkman.  The Executive Committee did not meet in 2009.  The Executive Committee has the authority to approve, upon unanimous consent of such committee, acquisitions and expenditures for certain radio and radio related synergistic investments subject to pre-defined size limits.

Board Leadership Structure and Risk Oversight

Since our inception in 1968, Joseph M. Field has served as our Chairman.  In addition, Joseph M. Field had served as our Chief Executive Officer from our inception until 2002.  Upon the promotion of David J. Field to the position of Chief Executive Officer in 2002, the roles of Chief Executive Officer and Chairman were split.  While the roles of CEO and Chairman are presently split, we do not have a policy requiring the bifurcation of these two positions.

Although we do not have a lead independent Director, pursuant to our governance guidelines, non-management Directors hold executive sessions without management present generally following each regular board meeting.  In 2009, our board held five meetings and the independent Directors held four executive sessions.  The chairmen of the three independent board committees rotate as presiding Director for each executive session. The presiding Director determines the agenda for the session and, after the session, acts as a liaison between the non-management Directors and the chairman.  This regular rotation of the presiding Director role allows a number of our independent Directors to play a leadership role on our board.

We have determined that our leadership structure is appropriate given the fact that Joseph M. Field effectively controls our management.  Specifically, as of March 15, 2010, Joseph M. Field beneficially owned 2,651,170 shares of our Class A common stock and 6,408,282 shares of our Class B common stock, representing approximately 65.57% of the total voting power of all of our outstanding common stock.  Accordingly, Joseph M. Field is generally able to control the vote on all matters submitted to the vote of shareholders and, therefore, is able to direct our management and policies, except with respect to those matters when the shares of our Class B common stock are only entitled to one vote and those matters requiring a class vote under the provisions of our articles of incorporation, bylaws or applicable law, including, without limitation, the election of the two Class A Directors.

In accordance with NYSE requirements, our Audit Committee’s charter provides that it is responsible for discussing with management our policies with respect to risk assessment and risk management.  In addition, our Audit Committee also discusses with management our significant financial risk exposures and the actions management has taken to limit, monitor or control such exposures.  While the Audit Committee has primary responsibility for overseeing risk management, our entire Board of Directors is actively involved in overseeing risk management for the company.  The full board also engages in periodic discussions with our CEO, CFO, and other company officers as the board may deem appropriate. In addition, each of our board committees considers the risks within its area of responsibilities.  We believe that the leadership structure of our board supports the board’s effective oversight of the company’s risk management.

Director Meeting Attendance.

•              Committee and Board Meetings.  Each Director attended at least 75% of the aggregate of the meetings of both our Board of Directors and the meetings of the committee(s) on which such Director served during 2009.

•              Annual Shareholders’ Meetings.  We do not maintain a policy regarding Director attendance at the Annual Meeting of shareholders.  At the 2009 Annual Meeting of shareholders, all but one of the Directors elected at such meeting were present.

Non-Management Directors

•              Meetings.  Our non-management Directors meet at regularly scheduled executive sessions.  At these meetings, one Director presides.  The role of presiding Director rotates among the chairpersons of the following committees of our Board of Directors, in the following order: (i) Nominating/Corporate Governance Committee, (ii) Compensation Committee, and (iii) Audit Committee; provided that, if any such chairperson is absent, then such absent Director is skipped in the rotation and the next chairperson in the foregoing order serves as the presiding Director at such meeting.

•              Communications With Non-Management Directors.  We have established a process for interested parties to make their concerns known to the non-management Directors.  See below under “Communications With Directors.”

Communications With Directors

We have established a mechanism to facilitate the ability of interested parties to make their concerns known to our Board of Directors, our non-management Directors or any other group or specific individual Director(s).  Specifically, any interested party desiring to so communicate can either: (i) send an email to “directors” followed by the extension “@entercom.com”.  In order to enable spam filtering, only email with the subject line: “ETM Board Message” will be read; or  (ii) send a letter to Entercom Communications Corp., 401 City Avenue, Suite 809, Bala Cynwyd, Pennsylvania 19004, Attn: Director Communication.  Each correspondence sent in the foregoing manner (other than mail regarding matters that are not in the province of our Board of Directors) is distributed in print form to our Directors or such other sub-group thereof as may be specified by the sender.

EXECUTIVE OFFICERS

The table below sets forth certain information regarding those persons currently serving as our Named Executive Officers. Biographical information on David J. Field, our President and Chief Executive Officer, Joseph M. Field, our Chairman, and John C. Donlevie, our Executive Vice President, Secretary and General Counsel, is included above in the section entitled “Board of Directors’ Nominees For Other Directors.”

NAME AND TITLE	AGE	PRIOR BUSINESS EXPERIENCE

David J. Field President and Chief Executive Officer	47	See “Board of Directors Nominees For Other Directors” above.

Joseph M. Field Chairman of the Board	78	See “Board of Directors Nominees For Other Directors” above.

Stephen F. Fisher Executive Vice President - Operations and Chief Financial Officer Principal Financial Officer	57

Stephen F. Fisher has served as our Chief Financial Officer since 1998 and our Executive Vice President - Operations since December 2007. He also served as our Executive Vice President from 2000 to 2007 and Senior Vice President from 1998 to 2000. Prior to joining us, Mr. Fisher was a Managing Director with a private equity firm located in Bala Cynwyd, Pennsylvania. From 1978 to 1994, Mr. Fisher held numerous operational and financial management positions with Westinghouse Broadcasting Company (now part of CBS, Inc.), including the positions of Corporate Executive Vice President, General Manager of their Los Angeles news radio station and Controller of the Radio Group. He has an M.A. from Bob Jones University and an M.B.A. from the University of South Carolina. Mr. Fisher presently serves on the board of directors of Knoll, Inc. and iBiquity Digital Corporation.

John C. Donlevie Executive Vice President, Secretary and General Counsel	63	See “Board of Directors Nominees For Other Directors” above.

Eugene D. Levin Vice President, Treasurer & Controller Principal Accounting Officer	59

Eugene D. Levin currently serves as our Principal Accounting Officer (since February 2007), Vice President (since May 2006), Treasurer (since 1988), Assistant Secretary (since 1988) and Controller (since 1977). Prior to joining us, Mr. Levin was a senior accountant for Laventhal and Horwath, and an operational/financial auditor and divisional controller for After-Six Inc. Mr. Levin has a B.S. from Pennsylvania State University and is a certified public accountant. Mr. Levin currently serves on the board of directors of the Radio Music Licensing Committee and the Delaware Valley Earth Force.

TRANSACTIONS WITH RELATED PERSONS

2009 Transactions.

During 2009 there were no, and currently there are no proposed, transactions, in which we were or are to be a participant, where the amount involved exceeds $120,000, and in which any related person had or will have a direct or indirect material interest, which would be required to be disclosed herein pursuant to Item 401(b) of regulation S-K.

Policies And Procedures For Review, Approval, Or Ratification.

Our Board of Directors, upon the recommendation of our Nominating and Corporate Governance Committee, adopted a Related Party Transactions Policy.  This policy provides that Interested Transactions with Related Parties, as those defined in the policy, are subject to approval or ratification.

For purposes of the policy:

—              an “Interested Transaction” is any transaction, arrangement or relationship or series of similar transactions, arrangements or relationships (including any indebtedness or guarantee of indebtedness) in which: (i) the aggregate amount involved will or may be expected to exceed $100,000 in any calendar year; (ii) we are a participant; and (iii) any Related Party has or will have a direct or indirect interest (other than solely as a result of being a director or a less than ten percent beneficial owner of another entity).

—              a “Related Party” is any: (i) person who is or was (since the beginning of the last fiscal year for which we have filed a Form 10-K and proxy statement, even if they do not presently serve in that role) an executive officer, Director or nominee for election as a Director; (ii) beneficial owner of greater than five percent of our common stock; or (iii) immediate family members of any of the foregoing. Immediate family members include a person’s spouse, parents, stepparents, children, stepchildren, siblings, mothers- and fathers-in-law, sons- and daughters-in-law, and brothers- and sisters-in-law and anyone not falling into one of the foregoing categories who resides in such person’s home (other than a tenant or employee).

Under this policy, our Nominating and Corporate Governance Committee reviews the material facts relating to all Interested Transactions that require the Committee’s approval and either approves or disapproves of our entry into the Interested Transaction, subject to certain exceptions. If advance Committee approval of an Interested Transaction is not feasible, then the Interested Transaction shall be considered and, if the Committee determines it to be appropriate, ratified at the Committee’s next regularly scheduled meeting.  In determining whether to approve or ratify an Interested Transaction, the Committee will take into account, among other factors it deems appropriate, whether the Interested Transaction is on terms no less favorable to us than terms generally available from an unaffiliated third-party under the same or similar circumstances and the extent of the Related Person’s interest in the transaction.

Standing Pre-Approval for Certain Interested Transactions.

Under the policy, certain transactions are deemed to be pre-approved by the Committee, even if the aggregate amount involved will exceed $100,000.  These transactions include:

—              Employment of executive officers;

—              Director compensation;

—              Certain transactions with other companies;

—              Certain charitable contributions;

—              Transactions where all shareholders receive proportional benefits; and

—              Transactions involving competitive bids.

COMPENSATION INFORMATION

COMPENSATION DISCUSSION AND ANALYSIS

OVERVIEW.  The Compensation Committee (or the “Committee”) of our Board of Directors consists of David J. Berkman, Chairman, Daniel E. Gold and Robert S. Wiesenthal.  Our Committee is responsible for managing and annually reviewing all annual bonus, long-term incentive compensation, equity compensation, employee pension and welfare benefit plans.  For executive officers, our Committee evaluates performance and determines compensation policies and levels.  Our Committee’s duties are memorialized in its charter, which is available on our website at www.entercom.com.

Our executive officer compensation programs are comprised of the following elements: (i) base salary; (ii) incentive compensation including (a) annual discretionary incentive bonuses of both cash and equity; (b) incentive compensation contemplated under employment agreements; and (c) compensation pursuant to the Entercom Annual Incentive Plan; and (iii) other compensation such as employee benefit plans including our 401(K) plan, deferred compensation plan, health insurance and life/disability insurance.  Our executive officer compensation programs are designed to motivate our executive officers and management employees to attain financial, operational and strategic objectives.  These programs generally provide incentives to achieve both annual and longer-term objectives.  In making compensation determinations, we assess both the performance of our business and our executives relative to those objectives.

Our compensation policy has been to provide competitive compensation while also seeking to align the financial goals of our executives and management with those of our shareholders.  To ensure that pay is competitive, we regularly compare our pay practices with those of our competitors and the general competitive market for executive talent.  We also consider the performance of our business as compared to the performance of our competitors.

PROCESS.  Our Committee meets on a regularly scheduled basis at least two times per year (as required under its charter) and typically more frequently as our Committee deems necessary or desirable.  Members of our Committee also discuss compensation matters with our Chief Executive Officer, our Chief Financial Officer and among themselves informally throughout the year.  This informal process facilitates the on-going monitoring of the appropriateness of our executive compensation packages and serves to prepare our Committee members for the formal meetings so that definitive compensation decisions can be more easily made at such meetings.

Although no formal process for compensation determination is prescribed in our Committee’s charter or otherwise, an informal process has evolved.  While our Committee is involved in compensation considerations throughout the year, the process for annual compensation changes and incentive compensation grants typically includes a management report and recommendation.  Specifically, following the end of each year, our Chief Executive Officer presents a report to our Committee which highlights our performance as a company as well as the performance of our Chief Executive Officer during the preceding year.  Our Chief Executive Officer then provides our Committee with a recommendation for: (i) Chief Executive Officer compensation; (ii) senior management compensation; and (iii) a level of authority for our Chief Executive Officer to make annual equity compensation grants to other management and key employees.

The process for compensation determination also involves our Committee’s consideration of peer compensation levels.  While our Committee does not have a policy regarding benchmarking, our Committee does consider peer compensation when establishing our compensation levels.  The only manner in which peer compensation levels are used by the Committee is as set forth under the heading “Determination of Compensation” below.

Our Committee also receives a report which details compensation previously earned by senior management in prior years.

Once it receives and considers the various pieces of information, reports and presentations described above, our Committee then meets without management present to consider the appropriate level of compensation.  Our Committee sets the compensation of our Chief Executive Officer as well as the other named executive officers.

Finally, in prior years our Committee from time to time has utilized and relied upon the analysis and recommendations of independent compensation consultants.

ELEMENTS OF COMPENSATION.

Base Salary.  In setting base salaries for our Named Executive Officers, our Committee generally considers the experience of the individual, the scope and complexity of the position, our size and the compensation paid by our competitors.  In particular, we attempt to set base salaries at levels that are competitive in the industry and in relation to the particular job function of the executive officer.

The annual base salary is intended to reward the executive officer for the day-to-day demands, complexities and difficulties of such officer’s job. The objective is to set base salaries at levels that we and the applicable executive officer believe are fair, given the job functions and their individual performance and experience in relation to those job functions.  We attempt to provide annual base salaries that will help to retain the executives and discourage them from seeking or accepting other employment opportunities.

We are party to an employment agreement with each of our Named Executive Officers, other than Eugene D. Levin.  Specifically, we have employment agreements with: (i) David J. Field, Chief Executive Officer; (ii) Joseph M. Field, Chairman; (iii) Stephen F. Fisher, Executive Vice President - Operations and Chief Financial Officer; and (iv) John C. Donlevie, Executive Vice President and General Counsel.  Each of these agreements provides for a contractual level of base salary.  For calendar year 2009, each of our name executive officers agreed to freeze the level of their base salary and waived any contractual increase due in 2009.

Incentive Compensation.  Our Committee has historically utilized two forms of incentive compensation: cash and equity awards.  The cash component is designed to convey an immediate recognition of services performed by the recipient, while the equity component is tied to vesting requirements and is designed to not only compensate for past service, but to also motivate and retain the recipient.

—              Cash Bonus Awards.  All of our Named Executive Officers (to the extent they are not already entitled to receive a bonus under their respective employment agreements) are eligible to receive bonuses which are determined after a review of our overall performance as well as the individual performance of each such executive officer.  For 2009, each Named Executive Officer (other than Joseph M. Field) received a discretionary cash bonus as described in the Summary Compensation Table and below in this Compensation Discussion and Analysis under the heading “Named Executive Officer Compensation.”

Our Committee has significant flexibility in awarding cash bonuses.  The decision to increase or decrease cash bonuses from year to year is generally based on a variety of factors that our Committee deems appropriate, including our overall performance, the individual executive’s performance, the business environment which existed during the year and any extraordinary events that arose during the course of the year.  We believe this flexibility and our history of appropriately rewarding performance provide a strong incentive to our executive officers to perform in a manner that will allow us to achieve our corporate objectives.

—              Equity Compensation.  To promote our long-term objectives, the Entercom Equity Compensation Plan permits awards to our employees, employees of our subsidiaries, non-employee directors and certain advisors and consultants who are in a position to make a significant contribution to our long-term success.  Such equity awards are permitted to be made in the form of nonqualified stock options, incentive stock options, stock appreciation rights and restricted stock / restricted stock unit awards.

In order to ensure that our equity compensation grants achieve the desired effect of serving as long term incentive compensation, our Committee generally utilizes the following vesting schedules:  (i) restricted stock grants typically vest: 50% - two years from the grant date; 25% - three years from the grant date and the remaining 25% - four years from the grant date; and (ii) option grants typically vest 25% per year over four years.

The number of shares available for issuance under the Entercom Equity Compensation Plan increases by 1.5 million shares, or a lesser number as may be determined by our Board of Directors, on January 1st each year.  Our Board of Directors elected to forego the January 1, 2007 and 2008 automatic annual increases.

On February 10, 2009, our Board of Directors approved an amendment to the Entercom Equity Compensation Plan to permit a one-time Option Exchange Program, which was approved at our May 12, 2009 shareholders’ meeting.  Our Board determined that the Option Exchange Program would benefit us by: (i) reducing overhang and decreasing the potential shareholder dilution; (ii) restoring incentive to key employees; (iii) making it easier to meet industry standards and shareholder expectations for linking compensation with performance; and (iv) generally maximizing the alignment of employee and director interests with the Company’s shareholders.

On April 13, 2009, we commenced the Option Exchange Program (subject to shareholder approval) by making an offer to exchange to our eligible employees and non-employee directors. Specifically, we offered such persons the opportunity to make a one-time election to exchange all of their outstanding stock options with exercise prices equal to or greater than $11.80 per share for a lesser number of our restricted stock units. The $11.80 per share price represented the

Company’s fifty-two week closing high as of February 28, 2009.  The exchange ratio under the Option Exchange Program was as follows:

Option	Exchange Ratio
Strike Price	(Options For RSUs)
At least $11.80 but less than $30.00	2.25 for 1
$30.00 or more	4.50 for 1

On May 15, 2009, following the May 14, 2009 expiration of the Option Exchange Program, we granted 0.7 million restricted stock units in exchange for 2.1 million options.  In accordance with SFAS No. 123R, we applied modification accounting for the Option Exchange Program.  Under this accounting guidance, we recognized $1.2 million of additional share-based compensation expense, as the fair value of the new shares exceeded the fair value of the surrendered options at the time we first made the offer to exchange.

Each of our Named Executive Officers participated in the Option Exchange Program.  Specifically, (i) David J. Field exchanged 625,000 options for 250,000 restricted stock units; (ii) Joseph M. Field exchanged 100,000 options for 44,444 restricted stock units; (iii) Stephen F. Fisher exchanged 400,000 options for 133,333 restricted stock units; (iv) John C. Donlevie exchanged 50,000 options for 16,667 restricted stock units; and (v) Eugene D. Levin exchanged 12,500 options for 3,889 restricted stock units.

Determination of Compensation.  In order to determine the cash and equity incentive compensation for our senior executive officers (including David J. Field, our Chief Executive Officer), our Committee considered a number of factors including those detailed below.

(i)            Our Committee considered our operating performance versus our 2009 business plan.  In this regard, our Committee recognized that while a number of the plan objectives were not achieved, 2009 had some of the most challenging business conditions since the 1930’s.

(ii)           Further, in considering our operating performance versus our 2009 business plan, our Committee noted that while we experienced negative same station net revenue growth, our performance exceeded a peer group of public company radio station operators.  Specifically, our same-station revenue decreased by 17% for the September 30, 2009 year-to-date period compared to an estimated weighted average decrease of 20% for selected peers over the same period.  This peer group includes CBS Radio, Clear Channel, Citadel Broadcasting Corporation, Cumulus Media, Inc. and Emmis Communications Corp.

(iii)          Our Committee considered that for 2009 our stock performance far exceeded that of the peer group identified in the 2009 CEO Goals and Objectives.  For 2009, Entercom stock was the 18th best performing stock listed on the New York Stock Exchange.  Specifically, our stock price increased by 475% compared to a decline of 14% for a peer group of publicly traded radio broadcast companies.  This group includes: Emmis Communications Corp., Citadel Broadcasting Corporation and Cumulus Media, Inc.

(iv)          Our Committee considered that for 2009, our Free Cash Flow Per Share was an estimated $1.93 (as of January 14, 2010), which was 3% less than the 2009 Free Cash Flow Per Share goal of $2.00 per share.  Free Cash Flow Per Share is a “Non-GAAP Financial Measure.”  We calculate Free Cash Flow as operating income (loss): (i) plus depreciation and amortization, non-cash compensation expense  (which is otherwise included in station operating expenses and corporate general and administrative expenses), impairment loss and income (loss) from discontinued operations before income taxes (benefit), and impairment loss; and (ii) less net interest expense (excluding amortization of deferred financing costs), gains (loss) on sale of assets, taxes paid and capital expenditures.  To calculate Free Cash Flow Per Share, we divide Free Cash Flow by Weighted Average Shares - Diluted.

(v)           Our Committee considered that for 2009 we were able to maintain compliance with the financial covenants contained in our credit facility.

(vi)          Our Committee considered our capital structure management in light of the difficult economic conditions during 2009.  Specifically, we reduced our total net senior and senior subordinated indebtedness by $104 million.  The Committee also noted the Company’s repurchase of $77 million of high yield debt at an average price of 72% of face value.

(vii)         Our Committee considered our initiatives to enhance shareholder value including our share repurchases of 0.7 million shares of stock at an average price of $1.34 per share.

(vii)         Our Committee considered our efforts to reduce expenses.  Specifically, for 2009 we reduced expenses by 8% ($22 million).  The Committee noted that these expense cutting efforts focused on reinventing our business model to make sustainable cuts that would not impair our competitiveness.

(viii)        Our Committee considered our efforts towards further digital growth including enhancements to content, sales and infrastructure / technology platforms.  The Committee noted that digital revenues increased significantly during 2009.

(ix)           Our Committee considered actions taken towards the enhancement of future growth including:  (a) the reorganization of leadership of key digital operations, content and sales functions to better support growth; (b) continuing to emphasize marketing solutions and business development as a core strategic focus; (c) bolstering our organizational capabilities; (d) driving a significant number of sales wins (such as multi-year studio naming rights deals); (e) leveraging strong relationships with leading musical acts to develop exclusive programs across multiple company markets; (f) limiting new format development in challenging economic year; and (g) establishing a corporate sales and recruiting team to enhance our effectiveness in identifying and hiring high-quality sales personnel.

—                                         Determination of CEO Incentive Compensation.  In addition to the factors detailed above, at the beginning of calendar year 2009, our Committee identified certain goals and objectives relating to the performance of our Chief Executive Officer, David J. Field.  Specifically, for 2009 our Committee identified a number of goals and objectives as follows:

•  35% of Mr. Field’s bonus was to be based upon our actual performance with respect to the following metrics:

•                  Achieving our 2009 business plan.

•                  Exceeding peer group operating performance with respect to: market share; and same-station revenue growth.

•                  Exceeding peer group stock performance.

•                  Achieving 2009 Free Cash Flow Per Share goal of $2.00 per share (exclusive of extraordinary events).

For purposes of the same-station revenue growth analysis we considered a peer group of public companies engaged in the business of operating radio stations.  This group includes: CBS Radio, Citadel Broadcasting Corporation, Clear Channel, Cumulus Media, Inc., and Emmis Communications Corp.

For purposes of the stock performance analysis we considered a peer group of public companies whose principal business is the operation of radio stations.  This group includes: Cumulus Media, Inc., Citadel Broadcasting Corporation and Emmis Communications Corp.

•  25% of Mr. Field’s bonus was to be based upon maintenance of senior debt bank compliance and capital structure management.

•  20% of Mr. Field’s bonus was to be based upon enhancing shareholder value through M&A and monetization of non-strategic assets.

•  20% of Mr. Field’s bonus was to be based upon enhancing future growth potential with particular attention to: (i) digital platforms; (ii) business development capabilities; (iii) new and enhanced brands; (iv) leadership / people; and (v) industry initiatives and leadership.

In order to assist our Committee in determining the level of Mr. Field’s incentive compensation for 2009, our Committee met with Mr. Field to review his performance in light of such goals and objectives.  In conducting such a review, our Committee considered the specific target levels against our actual results and Mr. Field’s performance.  Many of these considerations are discussed above under “Determination of Incentive Compensation.”

It is worth noting that our Committee did not adopt, nor did it employ, any objective quantifiable standards.  Instead, the analysis was based upon a subjective consideration of the relevant factors identified for consideration in 2009.  For example, the Committee had previously identified “new and enhanced brands” as a component to be considered.  In retrospect, however, the Committee noted that in a challenging year like 2009, the prudent approach of limiting new format development was in the best interest of the Company.  Accordingly, even though the goal differed from the actual course of conduct, the Committee viewed this positively given the challenging conditions of 2009.

Pursuant to his employment agreement, Mr. Field was eligible for a bonus of up to $870,895 (representing 110% of his base salary).  In determining the actual amount of Mr. Field’s bonus, the Committee considered the goals and objectives listed above.  In undertaking this analysis, the Committee determined that Mr. Field was entitled to a bonus in excess of 70% of his maximum bonus potential.  Specifically,

•              With respect to the 1st goal and objective, the Committee found that two of the four metrics were satisfied (i.e., exceeding peer group operating performance and exceeding peer group stock performance), resulting in 17.5% bonus eligibility.

•              With respect to the 2nd goal and objective (i.e., senior debt bank compliance and capital structure management), the Committee found that this criteria was met, resulting in 25% bonus eligibility.

•              With respect to the 3rd goal and objective (i.e., enhancing shareholder value through M&A and monetization of non-strategic assets), the Committee found that, while shareholder value was enhanced during 2009, M&A activity was limited to the sale of certain non-strategic tower sites, and therefore it was appropriate to assign 10% to bonus eligibility.

•              With respect to the 4th goal and objective (i.e., enhancing future growth potential), the Committee found that this criteria was met, resulting in 20% to bonus eligibility.

Notwithstanding the foregoing, however, the Committee, in consultation with Mr. Field, decided that, given the state of the economy in general, the radio industry in particular and the remedial measures employed by the Company (including, but not limited to, a wage freeze), it was appropriate to keep Mr. Field’s bonus flat and award him the same bonus as the prior year, even though the Committee had determined that Mr. Field had earned a larger bonus.  Accordingly, the Committee subjectively decided to awarded Mr. Field a bonus of $450,000.  In awarding this bonus, the Committee noted that it represented approximately 51.7% of his contractual bonus potential and 15.0% of the bonus potential under the Entercom Annual Incentive Plan.

—             Section 162(m) Compliance / 2009 Annual Determination - Entercom Annual Incentive Plan.  In accordance with the Entercom Annual Incentive Plan (described below under the heading “Tax Issues Relating To Executive Compensation”), the Committee adopted a “Section 162(m) Compliance Document” so that compensation provided under such Plan for 2009 will be considered “performance-based compensation” and tax deductible by Entercom.  Such compensation can include the cash bonus awarded to Mr. Field as described above.

The Committee determined that for purposes of the 2009 incentive cash compensation under the Plan, fixed expense growth, revenue growth, adjusted earnings per share and free cash flow per share would be the performance measures.  The Committee also established a target (the “Target”) with respect to such performance measures (with regard to the combined performance of the Company and its subsidiaries, after eliminations).  Specifically, the Target for 2009 was the satisfaction of at least two of the following criteria (the “Criteria”) computed in a manner consistent with past practice:

1.                                       Fixed expense growth of less than 0% over 2008 (computed on a same-station basis).

2.                                       Revenue growth greater than national industry growth over 2008 as measured by the Radio Advertising Bureau (the “RAB”) (computed for Entercom on a same-station basis).

3.                                       Adjusted Earnings Per Share greater than $0.50.

4.                                       Free Cash Flow Per Share of greater than $1.25.

If in 2009 any two of the Criteria for the above performance measures are satisfied, the Target shall have been met.  As a result, any cash bonus paid to Mr. Field (subject to the maximum award authorized under the Entercom Annual Incentive Plan) will be considered “performance-based compensation” and tax deductible by Entercom.

Free Cash Flow Per Share and Adjusted Earnings Per Share are “Non-GAAP Financial Measures.”  We calculate Adjusted Earnings as net income (loss) adjusted to exclude: (i) income (loss) from discontinued operations before income taxes (benefit); (ii) reported taxes; (iii) gain/loss on sale of assets, derivative instruments and investments; (iv) non-cash compensation expense; (v) other income; (vi) impairment loss; and (vii) gain/loss on early extinguishment of debt.  In calculating Adjusted Earnings, income taxes are reflected at the expected statutory federal and state tax rate of 42% without discrete items of tax and valuation allowances.  To calculate adjusted earnings per share, we divide adjusted earnings by Weighted Average Shares - Diluted.  The calculation of Free Cash Flow Per Share is presented earlier in this report.

For 2009, the Committee determined that at least three of the four Criteria had been satisfied and that the Target had been met.  Specifically, the Committee found that:

1.             Fixed Expenses declined by 7%, thus satisfying the Criteria.

2.             Adjusted Earnings Per Share was $0.88, thus satisfying the Criteria.

3.             Free Cash Flow Per Share was $1.93, thus satisfying the Criteria.

The Committee noted that information was not yet available from the RAB to confirm whether the Criteria which required “Revenue growth greater than national industry growth over 2008 as measured by the Radio Advertising Bureau,” had been satisfied.  The Committee noted, however, that as of September 30, 2009, the Company’s revenue growth for the year-to-date 2009 period over the year-to-date 2008 period was greater than national industry’s growth as measured by the RAB (computed for the Company on a same-station basis).

Accordingly, because the Target for 2009 was satisfied, Mr. Field’s cash bonus of $450,000 is considered “performance-based compensation” and tax deductible by Entercom.

Other Compensation.  Our Committee has provided for a number of additional elements of benefit based compensation.  These components are designed to accomplish a variety of objectives including: (i) maximizing the full benefit under applicable tax regulations (e.g., our 401(K)); (ii) providing for the health and welfare of our employees and their families (e.g., our employee benefit plans); (iii) conveying a level of security in the context of any possible change of control (e.g. our general severance policy as well as any employee specific agreed upon severance or change of control agreements); and (iv) providing executives with an appropriate level of perquisites (e.g. our aircraft usage policy and car allowances).

•  401(K) Plan.  We maintain a 401(K) Plan which is generally available to all of our full-time employees.  Executive officer participation in this plan is on the same basis as our other employees.  Our 401(K) Plan previously included a matching component with contributions vesting 20% per year for each year of service, such that after five years an employee is 100% vested in our matching contributions.  Effective as of October 16, 2008, we suspended indefinitely our matching contributions under our 401(K) Plan.  All of our Named Executive Officers participated in our 401(K) Plan.

•  Deferred Compensation Plans.  We maintain deferred compensation plans for our non-employee directors as well as our management employees.  Under each plan, participants are permitted to defer a portion of their income for specific time periods.  Our obligations under such plans are unsecured.  Under our management employee deferred compensation plan, we had matched employees’ contributions of up to 4% of an employee’s compensation at a rate of fifty cents on the dollar with such matching contributions vesting 20% per year for each year of service, such that after five years of service an employee is 100% vested in our matching contributions.  Effective as of October 16, 2008, we suspended indefinitely our matching contributions under our Deferred Compensation Plan.  All of our Named Executive Officers other than David F. Field and Joseph M. Field participate in our Deferred Compensation Plan.

•  Employee Benefit Plans.  We have a number of benefit plans available to all of our full time employees.  These benefits include Medical Insurance, Dental Plan, Voluntary Short-Term Disability Insurance, Long-Term Disability Plan, Life Insurance and Accidental Death and Dismemberment Insurance Plans, MEDEX Travel Assist Program, and a Voluntary Vision Insurance Plan.  All of our executive officers participate in these plans on the same basis as our other employees except that we pay such medical insurance premiums in full.

•  Severance and Change-of-Control Benefits.  We have a severance policy which is applicable to all of our employees.  Under this policy, full-time employees are eligible for up to fifteen weeks severance (subject to certain requirements).  John C. Donlevie and Eugene D. Levin are eligible to participate in our severance policy.  Our employment agreements with David J. Field, Joseph M. Field and Stephen F. Fisher govern severance for such officers.  In addition, each of these three agreements contains provisions which are effective upon a change of control.  The applicable severance and change of control provisions for each such officer is described below.

•  Personal Aircraft Usage.  We have an interest in two aircraft through a fractional ownership program which operates the aircraft under the FAA Commercial Part 135 Rules.  As permitted by the aircraft operator, we permit our Chairman, CEO/President and other executive officers approved by our CEO/President to use the aircraft for personal use, subject to the terms of our Aircraft Usage Policy.  Under this policy, our executives must pay directly to the aircraft operator (for our account) all usage and other incremental charges relating to any such flight(s).  While the usage of the aircraft is by definition a perquisite, as it is not generally available to all of our employees, there is no associated dollar value of compensation since the executives each pay the aircraft operator (for our account) an amount at least equal to our incremental cost for each flight.

•  Car Allowance.  Each of our Named Executive Officers is provided with either a car allowance or use of a company-owned vehicle.

TAX ISSUES RELATING TO EXECUTIVE COMPENSATION.

Overview.  Section 162(m) of the Internal Revenue Code of 1986, as amended, imposes limitations upon the federal income tax deductibility of certain compensation paid to our Chief Executive Officer and to each of our other four most highly compensated executive officers (excluding our Chief Financial Officer).  Under these limitations, we may deduct such compensation only to the extent that during any year the compensation paid to any such officer does not exceed $1,000,000 or meets certain specified conditions (such as certain performance-based compensation that has been approved by our shareholders).  While our Board desires to maximize our tax deductions, some elements of executive compensation may not be tax deductible, and our compensation plans and policies may be modified if our Committee determines that such action is in the best interest of us and our shareholders, even if such action may result in some loss of deductibility.  There was no compensation expense in 2009 which was over the Section 162(m) limits and therefore not deductible for tax purposes.

162(m) Compliance / Entercom Annual Incentive Plan.  In 2008, we established the Entercom Annual Incentive Plan (the “AI Plan”).  The purpose of the AI Plan is to provide designated employees with the opportunity to receive cash incentive awards.  We believe that the AI Plan enhances the incentive for participants to contribute materially to our growth, thereby benefiting us and our shareholders.  All of our employees are eligible to participate in the AI Plan.  Subject to the limitations in the AI Plan, the Committee determines the amount of any award under the AI Plan.  The Committee has the authority to adjust the amount of any award to take into account such factors as it may deem relevant.  The maximum cash award that may be earned for any fiscal year by any individual is $3,000,000.  The Committee may also determine whether an award is to qualify as performance-based compensation pursuant to Section 162(m)(4)(C) of the Code.

To the extent necessary to comply with Section 162(m)(4)(C) of the Code, no later than ninety days following the commencement of any fiscal year in question or any other designated fiscal period or period of service (or such other time as may be required or permitted by Section 162(m) of the Code), the Committee: (i) designates one or more Section 162(m) Participants; (ii) selects the Performance Criteria applicable to the Performance Period; (iii) establishes the various Performance Targets and amounts which may be earned for such Performance Period; and (iv) specifies the relationship between the Performance Criteria and the Performance Targets and the amounts which may be earned by each Section 162(m) Participant for such Performance Period.

For purposes of the AI Plan, the term “Performance Criteria” means the following business criteria with respect to us, any subsidiary or any division or operating unit of us: (i) net income, (ii) pre- or after-tax income (loss), (iii) operating income (loss), (iv) fixed expenses, (v) cash flow, (vi) earnings per share, (vii) return on equity, (viii) return on invested capital or assets, (ix) cost reductions or savings, (x) funds from operations, (xi) funds from operations per share, (xii) appreciation in the fair market value of our stock, (xiii) revenue, (xiv) net revenue, (xv) market share, (xvi) cash available for distribution, (xvii) cash available for distribution per share, (xviii) total shareholder return, (xix) return on invested capital, (xx) economic value added, (xxi) improvement in cash flow (before or after tax), (xxii) successful capital raises, (xxiii) confidential business unit objectives, (xxiv) free cash flow, (xxv) free cash flow per share, (xxvi) adjusted free cash flow, (xxvii) adjusted free cash flow per share, (xxviii) broadcast cash flow, (xxix) adjusted broadcast cash flow, and (xxx) earnings before any one or more of the following items: interest, taxes, depreciation or amortization; each as determined in accordance with generally accepted accounting principles and/or subject to such adjustments as may be specified by the Committee.  The preceding criteria may also be evaluated, where appropriate: (a) on a same-station basis; (b) on the basis of growth in any of these criteria; (c) on a comparison basis with a peer group; and/or (d) as a percentage of revenue.

SECURITY OWNERSHIP REQUIREMENTS / GUIDELINES.  The Corporate Governance Guidelines adopted by our Board encourage directors to purchase shares of our stock.  Our Board, however, recognizes that the number of shares of our stock owned by any director is a personal decision, and our Board determined not to adopt a policy requiring ownership by Directors of a minimum number of our shares.  Similarly, we do not have a requirement relating to Named Executive Officer ownership of our shares.

NAMED EXECUTIVE OFFICER COMPENSATION.

David J. Field, President and Chief Executive Officer.  Our Principal Executive Officer is David J. Field.  Mr. Field serves as our President and Chief Executive Officer pursuant to an employment agreement dated August 2, 2007, which agreement was amended on December 15, 2008 to conform to Section 409A of the Internal Revenue Code.  This agreement has an initial term of three years with automatic one year extensions following the initial term unless either party provides prior notice of non-extension.  Mr. Field’s employment agreement provides for an annual base salary, subject to annual increase based upon the percentage increase in the Consumer Price Index for all Urban Consumers (which increase was waived by Mr. Field for 2009), and for an annual performance-based bonus of up to 110% of his annual base salary.  Mr. Field’s salary for the year 2009 was $791,723.  In addition, Mr. Field receives certain other benefits as provided from time to time to our senior executive officers as described above.

—              Incentive Compensation.  In recognition of his services during 2009, and in light of the considerations described above and the terms of his employment agreement, on January 14, 2010, our Committee awarded Mr. Field a discretionary cash bonus of $450,000.  In addition, on February 10, 2010, in accordance with the terms of his employment agreement the Committee granted Mr. Field 37,500 restricted stock units which vest over four years.

—              Termination / Severance Compensation.  If Mr. Field’s employment is terminated by us without cause (as defined in his agreement) or he resigns for good reason (as defined in his agreement) prior to the execution of a binding agreement which would result in a change in control if consummated or more than two years following a change in control, subject to his execution of a release of claims against us, all of Mr. Field’s outstanding equity compensation awards that vest on the basis of our performance shall become fully vested and we shall pay him a lump sum payment in an amount equal to the greater of: (i) the sum of two years’ annual base salary and two times the highest annual bonus paid during the preceding three year period, or (ii) the sum of the base salary and annual bonuses that would otherwise have been payable through the end of the then current term of the agreement.  If such termination occurs following the execution of a binding agreement which would result in a change in control if consummated or prior to two years following a change in control, subject to his execution of a release of claims against us, all of Mr. Field’s outstanding equity compensation awards shall become fully vested, and we shall pay him a lump sum payment in an amount equal to the sum of three years’ annual base salary and three times the highest annual bonus paid to him during the preceding three year period.  We shall also pay his COBRA premiums for continued health coverage, to the extent he elects such coverage, for a period of up to 18 months.  Additionally, should any of these payments become subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, we shall make an additional payment in an amount sufficient to place Mr. Field in the same after-tax position as if the excise tax had not applied.

Furthermore, in the event that David J. Field dies or becomes disabled, then all of Mr. Field’s outstanding equity compensation awards that vest on the basis of our performance shall become fully vested and we shall pay him (or his estate, if applicable) a lump sum payment in an amount equal to the sum of two years’ annual base salary and two times the highest annual bonus paid during the preceding three year period, and we shall also pay his COBRA premiums for continued health coverage, to the extent he elects such coverage, for a period of up to 18 months.

Finally, Mr. Field’s agreement also provides that in the event of a change in control (as defined in the agreement) all of Mr. Field’s then outstanding equity compensation awards shall become fully vested and exercisable.

Joseph M. Field, Chairman of the Company.  Joseph M. Field serves as our Chairman pursuant to an employment agreement dated August 2, 2007, which agreement was amended on December 15, 2008 to conform to Section 409A of the Internal Revenue Code.  Pursuant to this employment agreement, Mr. Field’s base compensation was decreased to reflect the reduction in his involvement in our day-to-day operations.

This agreement provides that for so long as Mr. Field serves as the Chairman of our Board of Directors, he shall receive an annual retainer in an amount equal to three times the annual retainer payable to non-employee members of the Board of Directors, as in effect from time to time.  This annual retainer shall be payable either in cash or in restricted stock units which vest over the one year period following the date of grant.  For 2009, Mr. Field received $105,000 in base compensation.  Additionally, pursuant to this agreement we shall grant him annual equity compensation awards of the same type and for an underlying number of shares equal to three times the number of shares underlying the awards granted to each non-employee member of the Board of Directors pursuant to our non-employee director compensation policies as in effect from time to time.  Accordingly, in 2009 Mr. Field received an equity award of 6,000 restricted stock units which vest over four years and options to purchase 3,000 shares of our Class A Common Stock at a price of $1.34 per share which vest in four equal annual installments.  Under this employment agreement, Mr. Field will also receive certain other benefits as provided from time to time to our senior executive officers.  Further, Mr. Field and his spouse are also entitled to medical insurance coverage for the duration of their respective lives.

—              Incentive Compensation.  Mr. Field did not receive any incentive compensation for 2009.

—              Termination / Severance Compensation.  If Mr. Field ceases to serve as Chairman of our Board of Directors for any reason other than a removal from his position as Chairman of the Board for cause (as defined in the agreement), all of his outstanding equity awards and rights shall become vested, exercisable and payable with respect to all of the equity subject thereto.  In the event that Mr. Field dies or becomes disabled, he shall be deemed to have completed his then current term on the Board of Directors and we shall pay him or his estate a lump sum payment equal to his then current annual retainer.  In addition, upon his termination of employment for any reason, we shall provide for continued medical insurance coverage for him and his spouse for the duration of their respective lives.  Finally, Mr. Field’s agreement provides that in the event that any payments made pursuant to the agreement become subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, we agree to make an additional payment to Mr. Field in an amount equal to two-thirds of the amount required to fully compensate him for the additional tax obligations arising under Section 280(g) of the Internal Revenue Code.

Stephen F. Fisher, Executive Vice President - Operations and Chief Financial Officer.  Our Principal Financial Officer is Stephen F. Fisher.  Mr. Fisher serves as our Executive Vice President - Operations and Chief Financial Officer pursuant to an employment agreement dated December 19, 2007, which agreement was amended on December 15, 2008 to conform to Section 409A of the Internal Revenue Code.  This agreement has an initial term of approximately three years (through February 28, 2011) with automatic one year extensions following the initial term unless either party provides at least 120 days prior notice of non-renewal.  Mr. Fisher’s salary for the year 2009 was $540,000.  The agreement provides for an annual cash bonus of up to $410,800 with respect to 2009, with an annual increase, based upon the Consumer Price Index for all Urban Consumers, for subsequent years during the term.  In addition, Mr. Fisher is eligible to participate in our benefit plans generally available to our officers as described above.

—              Incentive Compensation.  In recognition of his services during 2009, and in light of the considerations described above and the terms of his employment agreement, on January 14, 2010, our Committee awarded Mr. Fisher a discretionary cash bonus of $275,000.

—              Termination / Severance Compensation.  Mr. Fisher’s employment agreement may be terminated by either party.  Specifically, Mr. Fisher may terminate the agreement for any reason effective on or after August 31, 2009 upon 120 days prior written notice.  We may terminate Mr. Fisher’s employment for cause or at our convenience.  In the event of termination by us for cause, our obligations under the agreement cease.  In the event of a termination by us without cause, we must pay Mr. Fisher a one-time bonus of $400,000, plus an amount equal to the annual bonus paid in the immediately preceding year prorated from January 1 through the termination date.  In addition, we must continue to pay the salary and auto allowance for a specified period.  Further, all grants of options and restricted stock made through the effective date of termination continue to vest through February 28, 2011 and such options may be exercised for a specified period.

John C. Donlevie, Executive Vice President, Secretary and General Counsel.  John C. Donlevie serves as our Executive Vice President, Secretary and General Counsel pursuant to an employment agreement dated December 23, 1998.  Mr. Donlevie’s salary for the year 2009 was $337,355.  In addition, Mr. Donlevie is eligible to participate in our benefit plans generally available to our senior executive officers as described above.

—              Incentive Compensation.  In recognition of his services during 2009, and in light of the considerations described above, on January 14, 2010, our Committee awarded Mr. Donlevie a discretionary cash bonus of $97,500.

Eugene D. Levin, Vice President, Treasurer and Controller.  Eugene D. Levin serves as our Vice President, Treasurer, Controller and Principal Accounting Officer.  Mr. Levin’s salary for the year 2009 was $194,670.  In addition, Mr. Levin is eligible to participate in our benefit plans generally available to our officers as described above.

—              Incentive Compensation.  In recognition of his services during 2009, and in light of the considerations described above, on January 14, 2010, our Committee awarded Mr. Levin a discretionary cash bonus of $25,000.

EXECUTIVE OFFICER COMPENSATION

SUMMARY COMPENSATION TABLE

The following table provides summary information concerning compensation paid to or earned by our Chief Executive Officer and our other most highly compensated executive officers (the “Named Executive Officers”) for services rendered during 2009, 2008 and 2007:

		(amounts in dollars)
Name and Principal Position	Year	Salary	Bonus (1)	Value of Restricted Stock Awards		Value of Option Awards		Non-Equity Incentive Plan Compensation	Changes in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation		Total
David J. Field	2009	$791,723	$450,000	$666,063	(2)	$101,486	(3)	—	—	$28,020	(4)	$2,037,293
President and Chief Executive Officer	2008	$775,862	$470,268	$449,250	(5)	—		—	—	$31,855	(4)	$1,727,235
	2007	$746,032	$600,000	$2,794,568	(6)	$1,112,000	(7)	—	—	$32,661	(4)	$5,285,261

Joseph M. Field	2009	$105,000	—	$146,134	(8)	$2,175	(9)	—	—	$34,129	(10)	$287,438
Chairman of the Board	2008	$105,000	—	$63,180	(11)	$1,020	(12)	—	—	$32,637	(10)	$201,837
	2007	$334,063	—	—		—		—	—	$38,358	(10)	$372,421

Stephen F. Fisher	2009	$540,000	$275,000	$272,421	(13)	$57,992	(14)	—	—	$38,778	(15)	$1,184,190
Executive Vice President - Operations and Chief Financial Officer	2008	$533,333	$363,160	$1,534,000	(16)	—		—	—	$46,977	(15)	$2,477,470
	2007	$495,833	$388,500	$1,474,200	(17)	$211,500	(18)	—	—	$42,925	(15)	$2,612,958

John C. Donlevie	2009	$337,355	$97,500	$110,122	(19)	$18,123	(20)	—	—	$34,400	(21)	$597,500
Executive Vice President, Secretary and General Counsel	2008	$330,597	$97,500	$149,750	(22)	$3,813	(23)	—	—	$39,121	(21)	$620,781
	2007	$319,595	$132,500	$349,250	(24)	—		—	—	$33,766	(21)	$835,111

Eugene D. Levin	2009	$194,670	$25,000	$28,080	(25)	$10,874	(26)	—	—	$22,424	(27)	$281,048
Vice President, Treasurer and Controller	2008	$191,835	$25,000	$41,930	(28)	$1,068	(29)	—	—	$22,140	(27)	$281,973
	2007	$184,500	$35,000	$104,545	(30)	—		—	—	$28,018	(27)	$352,063

(*)           Unless Otherwise indicated, (i) restricted stock units vest over four years as follows (a) 50% after 2 years; (b) 25% after three years; and (c) 25% after four years; and (ii) options have a ten year term and vest 25% per year over four years.  Unless otherwise indicated, the Company determined the fair value of options granted utilizing the Black-Scholes method.  Please refer to the discussion of Share Based Compensation included in the notes to the consolidated financial statements included in the Company’s annual report on Form 10-K for the applicable grant year for a detailed explanation of the Company’s fair value determination.

(1)           Includes amounts accrued during the year and either paid in the subsequent year and/or recognized in the subsequent year under a deferred compensation plan.

(2)           In 2009, the Company made the following grants to Mr. Field: (a) 250,000 restricted stock units on May 15, 2009, in connection with the Company’s 2009 option exchange program (“2009 OEP”), which had an incremental fair value of approximately $1.73 per restricted stock unit under modification accounting; (b) 14,815 restricted stock units on May 15, 2009 at fair value of $2.15 per share; and (c) 37,500 restricted stock units on February 10, 2009, at fair value of $1.36 per share.  In addition, on February 10, 2009, 110,000 restricted stock units (originally granted on April 6, 2006) with service and absolute market conditions were modified to remove the market conditions in connection with which the Company recorded an incremental fair value of $1.36 per share under modification accounting.  As modified, these restricted stock units vest 50% per year over two years.

(3)           On February 10, 2009, the Company granted Mr. Field 140,000 options at a fair value of $0.72 per option.

(4)           All other compensation includes medical insurance premiums of $25,363, $22,404 and $22,575 for 2009, 2008 and 2007, respectively.

(5)           On January 8, 2008, the Company granted Mr. Field 37,500 restricted stock units at a fair value of $11.98 per share.

(6)           In connection with entering into a new contract with Mr. Field on August 2, 2007, 112,500 RSUs were granted with service and relative market conditions. These shares vest on June 30, 2010 if our shareholder return, as adjusted for dividends declared, meets certain criteria for the period from July 1, 2007 through June 30, 2009.  The following presents the market characteristics of these grants: (i) one-half of the shares vest if our shareholder return exceeds the shareholder return of a peer group of other broadcasting companies such as Cox Radio, Inc., Emmis

Communications Corp., Citadel Broadcasting Corporation and Cumulus Media, Inc. (if two or more of the companies cease to be a publicly traded company, then certain other broadcasting companies are added); (ii) one-fourth of the shares vest if our shareholder return exceeds the average shareholder return of the companies listed on the S&P 500 during the same period; and (iii) one-fourth of the shares vest if our shareholder return is in the top quartile of the shareholder return for the companies listed on the S&P 500 during the same period. For equity incentive plan awards, the fair value of $8.70 per RSU and expected term was determined by using the Monte Carlo simulation model, which uses certain variables such as expected volatility, a risk-free interest rate and expected dividends.  Please refer to the discussion of Share Based Compensation included in the notes to the consolidated financial statements that was included in our 10-K as filed on February 22, 2008.  In addition, on January 26, 2007, the Company granted Mr. Field 65,000 restricted stock units at a fair value of $27.94 per share.

(7)           On August 2, 2007, in connection with entering into a new employment agreement, the Company granted Mr. Field 400,000 options at a fair value of $2.78 per option.

(8)           In 2009, the Company made the following grants to Mr. Field: (a) 44,444 restricted stock units on May 15, 2009, in connection with the 2009 OEP, which had an incremental fair value of approximately $1.91 per restricted stock unit under modification accounting; (b) 24,691 restricted stock units on May 15, 2009 at fair value of $2.15 per share; and (c) 6,000 restricted stock units on February 10, 2009 at fair value of $1.36 per share.

(9)           On February 10, 2009, the Company granted Mr. Field 3,000 options at a fair value of $0.72 per option.

(10)         All other compensation includes: (i) medical insurance premiums of $19,554, $17,396 and $17,188 for 2009, 2008 and 2007, respectively; and (ii) an automobile allowance of $14,400 in each of the years 2009, 2008 and 2007.

(11)         On March 7, 2008, the Company granted Mr. Field 6,000 restricted stock units at a fair value of $10.53 per share.

(12)         On March 7, 2008, the Company granted Mr. Field 3,000 options at a fair value of $0.34 per option.

(13)         In 2009, the Company made the following grants to Mr. Fisher: (a) 133,333 restricted stock units on May 15, 2009, in connection with the 2009 OEP, which had an incremental fair value of approximately $1.55 per restricted stock unit under modification accounting; (b) 8,444 restricted stock units on May 15, 2009 at fair value of $2.15 per share; and (c) 35,000 restricted stock units on February 10, 2009 at fair value of $1.36 per share.

(14)         On February 10, 2009, the Company granted Mr. Fisher 80,000 options at a fair value of $0.72 per option.

(15)         All other compensation includes: (i) medical insurance premiums of $19,554, $17,396 and $17,395 for 2009, 2008 and 2007, respectively; and (ii) an automobile allowance of $18,000 in each of the years 2009, 2008 and 2007.

(16)         On February 29, 2008, in connection with entering into a new employment agreement, the Company granted Mr. Fisher 130,000 restricted stock units at a fair value of $11.80 per share which vest one third per year over three years.

(17)         On December 19, 2007, in connection with entering into a new employment agreement with Mr. Fisher: (a) 35,000 restricted stock units (originally granted on April 6, 2006) with service and absolute market conditions were modified to remove the market conditions, in connection with which the Company  recorded an incremental fair value of $14.18 per share under modification accounting which restricted stock units vest one year after the modification date; and (b) 35,000 restricted stock units (originally granted on January 29, 2007) were modified to vest on February 22, 2008, in connection with which the Company  recorded an incremental fair value of $27.94 per share under modification accounting.

(18)         December 20, 2007, in connection with entering into a new contract, the Company granted Mr. Fisher 150,000 options were granted that vest equally over four years on the anniversary following February 29, 2007 at a fair value of $1.41 per option.

(19)         In 2009, the Company made the following grants to Mr. Donlevie: (a) 16,667 restricted stock units on May 15, 2009, in connection with the 2009 OEP, which had an incremental fair value of approximately $1.79 per restricted stock unit under modification accounting; and (b) 24,692 restricted stock units on May 15, 2009 at fair value of $2.15 per share.   In addition, on February 10, 2009, 20,000 restricted stock units (originally granted on April 6, 2006) with service and absolute market conditions were modified to remove the market conditions in connection with which the Company recorded an incremental fair value of $1.36 per share under modification accounting.  As modified, these restricted stock units vest 50% per year over two years.

(20)         On February 10, 2009, the Company granted Mr. Donlevie 25,000 options at a fair value of $0.72 per option.

(21)         All other compensation includes: (i) medical insurance premiums of $24,368, $22,404 and $22,575 for 2009, 2008 and 2007, respectively; and (ii) personal use of an automobile of $8,433, $8,588 and $3,400 for 2009, 2008 and 2007, respectively.

(22)         On January 8, 2008, the Company granted Mr. Donlevie 12,500 restricted stock units at a fair value of $11.98 per share.

(23)         On January 8, 2008, the Company granted Mr. Donlevie 6,250 options at a fair value of $0.61 per option.

(24)         On January 29, 2007, the Company granted Mr. Donlevie 12,500 restricted stock units at a fair value of $27.94 per share.

(25)         In 2009, the Company made the following grants to Mr. Levin: (a) 3,889 restricted stock units on May 15, 2009, in connection with the 2009 OEP, which had an incremental fair value of approximately $1.76 per restricted stock unit under modification accounting; and (b) 9,877 restricted stock units on May 15, 2009 at fair value of $2.15 per share.

(26)         On February 10, 2009, the Company granted Mr. Levin 15,000 options at a fair value of $0.72 per option.

(27)         All other compensation includes medical insurance premiums of $19,554, $17,396 and $17,395 for 2009, 2008 and 2007, respectively.

(28)         On January 8, 2008, the Company granted Mr. Levin 3,500 restricted stock units at a fair value of $11.98 per share.

(29)         On January 8, 2008, the Company granted Mr. Levin 1,750 options at a fair value of $0.61 per option.

(30)         On February 9, 2007, the Company granted Mr. Levin 3,500 restricted stock units at a fair value of $29.87 per share.

GRANTS OF PLAN-BASED AWARDS TABLE

The following table provides summary information concerning compensation equity awards granted to each of our Named Executive Officers during 2009:

	Grant Date (“G”) or Modification Date (“M”)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards	All Other Stock Awards: Number of Shares of Stock Or Units		All Other Stock Awards: Number of Securities Underlying Option		Base Price of Awards	Fair Value of Award On Date Of Grant
Name		Threshold	Target	Maximum	Target
		($)			(#)					($/Share)	($/Share)
David J. Field	5/15/2009 M	$—	$—	$—	—	250,000	(1)	$—		$—-	$1.73	(2)
	5/15/2009 G	$—	$—	$—	—	14,815	(1)	$—		$—-	$2.15	(3)
	2/10/2009 G	$—	$—	$—	—	37,500	(1)	$—		$—-	$1.36	(3)
	2/10/2009 M	$—	$—	$—	—	110,000	(4)	$—		$—-	$1.36	(5)
	2/10/2009 G	$—	$—	$—	—	—		140,000	(6)	$1.34	$0.72	(7)

Joseph M. Field	5/15/2009 M	$—	$—	$—	—	44,444	(1)	$—		$—-	$1.91	(2)
	5/15/2009 G	$—	$—	$—	—	24,691	(1)	$—		$—-	$2.15	(3)
	2/10/2009 G	$—	$—	$—	—	6,000	(1)	$—		$—-	$1.36	(3)
	2/10/2009 G	$—	$—	$—	—	—		3,000	(6)	$1.34	$0.72	(7)

Stephen F. Fisher	5/15/2009 M	$—	$—	$—	—	133,333	(1)	$—		$—-	$1.55	(2)
	5/15/2009 G	$—	$—	$—	—	8,444	(1)	$—		$—-	$2.15	(3)
	2/10/2009 G	$—	$—	$—	—	35,000	(1)	$—		$—-	$1.36	(3)
	2/10/2009 G	$—	$—	$—	—	—		80,000	(6)	$1.34	$0.72	(7)

John C. Donlevie	5/15/2009 M	$—	$—	$—	—	16,667	(1)	$—		$—-	$1.79	(2)
	5/15/2009 G	$—	$—	$—	—	24,692	(1)	$—		$—-	$2.15	(3)
	2/10/2009 M	$—	$—	$—	—	20,000	(4)	$—		$—-	$1.36	(5)
	2/10/2009 G	$—	$—	$—	—	—		25,000	(6)	$1.34	$0.72	(7)

Eugene D. Levin	5/15/2009 M	$—	$—	$—	—	3,889	(1)	$—		$—-	$1.79	(2)
	5/15/2009 G	$—	$—	$—	—	9,877	(1)	$—		$—-	$2.15	(3)
	2/10/2009 G	$—	$—	$—	—	—		15,000	(6)	$1.34	$0.72	(7)

(1)                                   The periods over which the RSUs vest are 50% two years from the grant date, 25% three years from the grant date and 25% four years from the grant date. Note, if the award was modified, the same four year vesting period begins with the modification date rather than the grant date.

(2)                                  Under a 2009 OEP, certain underwater options were exchanged at a ratio for RSUs at an incremental fair value to us per RSU under modification accounting.

(3)                                  The fair value was determined by using the value of our stock price on the date of grant.

(4)                                  The RSUs vest over two years from the modification date with 50% vesting on the first anniversary and 50% vesting on the second anniversary.

(5)                                   RSUs with service and absolute market conditions were modified whereby the market conditions were removed. As a result, we recorded an incremental fair value under modification accounting. The RSUs were originally granted on April 6, 2006.

(6)                                  The options have a ten-year term and vest in one-fourth installments at each grant date anniversary for four years.

(7)                                   The options fair value was determined using the Black-Scholes method. Please refer to the discussion of Share Based Compensation included in the notes to the consolidated financial statements that was included in our 10-K as filed on March 15, 2010.

NARRATIVE DISCLOSURES

Employment Agreements

David J. Field.  Mr. Field serves as our President and Chief Executive Officer pursuant to an employment agreement dated August 2, 2007, which agreement was amended on December 15, 2008 to conform to Section 409A of the Internal Revenue Code.  This agreement has an initial term of three years with automatic one year extensions following the initial term unless either party provides prior notice of non-extension.  This agreement provides for an annual base salary, subject to an annual increase based upon the percentage increase in the Consumer Price Index for all Urban Consumers, and for an annual performance-based bonus potential of up to 110% of his annual base salary.  In 2009, Mr. Field voluntarily waived his contractual base salary CPI increase.  Mr. Field’s base salary for 2009 was $791,723.  In addition, Mr. Field’s agreement provides for annual grants of 37,500 shares of restricted stock pursuant to the Entercom Equity Compensation Plan which will vest at a rate of 50% on the second anniversary of the date of grant and 25% on each subsequent anniversary of the date of grant.  Under this agreement, Mr. Field will also receive certain other benefits as provided from time to time to our senior executive officers.  Mr. Field’s employment agreement contains provisions which apply in the event of a termination or change of control.  See below under the heading “Termination Or Change-In-Control Payments.”

Joseph M. Field.  Mr. Field serves as our Chairman pursuant to an employment agreement dated August 2, 2007, which agreement was amended on December 15, 2008 to conform to Section 409A of the Internal Revenue Code.  This agreement provides that for so long as Mr. Field serves as the Chairman of our Board of Directors, he shall receive an annual retainer in an amount equal to three times the annual retainer payable to non-employee members of the Board of Directors, as in effect from time to time.  This annual retainer shall be payable either in cash or in restricted stock units which vest over a one year period following the date of grant.  Additionally, we shall grant him annual equity compensation awards of the same type and for an underlying number of shares equal to three times the number of shares underlying the awards granted to each non-employee member of our Board of Directors pursuant to our non-employee Director compensation policies in effect from time-to-time.  Under this employment agreement, Mr. Field will also receive certain other benefits as provided from time-to-time to our senior Executive Officers.  Mr. Field’s employment agreement contains provisions which apply in the event of a termination or change of control.  See below under the heading “Termination Or Change-In-Control Payments.”

Stephen F. Fisher.  Mr. Fisher serves as our Executive Vice President - Operations and Chief Financial Officer pursuant to an employment agreement dated December 19, 2007, which agreement was amended on December 15, 2008 to conform to Section 409A of the Internal Revenue Code.  This agreement has an initial term of approximately three years (through February 28, 2011) with automatic one year extensions following the initial term, unless either party provides at least 120 days prior notice of non-renewal.  This agreement provides for an annual base salary, subject to annual increase based upon the percentage increase in the Consumer Price Index for all Urban Consumers.  In 2009, Mr. Fisher voluntarily waived his contractual base salary CPI increase.  Mr. Fisher’s base salary for 2009 was $540,000.  The Agreement provides for an annual cash bonus of up to $410,800 with respect to 2009, with a CPI-U adjustment for subsequent years during the term.  Mr. Fisher’s employment agreement contains provisions which apply in the event of a termination or change of control.  See below under the heading “Termination Or Change-In-Control Payments.”

John C. Donlevie.  On December 23, 1998, we entered into an employment agreement with John C. Donlevie pursuant to which Mr. Donlevie serves as our Executive Vice President, Secretary and General Counsel.  This agreement provides for an annual base salary, subject to annual increase based upon the percentage increase in the Consumer Price Index for all Urban Consumers.  In 2009, Mr. Donlevie voluntarily waived his contractual base salary CPI increase.  Pursuant to this employment agreement, Mr. Donlevie’s salary for the year 2009 was $337,355.  The Board of Directors may approve additional salary, bonuses, equity awards, fees, or other compensation.  The employment agreement provides that Mr. Donlevie’s employment may be terminated at will by either party: (i) immediately, if good cause for termination exists; or (ii) upon thirty (30) days notice in the absence of good cause.

2009 Equity Awards

On February 10, 2009, pursuant to the Entercom Equity Compensation Plan, we granted restricted stock units to David J. Field (37,500 shares), Joseph M. Field (6,000 shares) and Steve Fisher (35,000 shares). Such restricted stock units vest over four years as follows: (i) 50% two years from the grant date; (ii) 25% three years from the grant date; and (iii) 25% four years from the grant date.  In addition, on February 10, 2009, pursuant to the Entercom Equity Compensation Plan, we granted options to purchase shares of our Class A common stock with an exercise price of $1.34 per share to David J. Field (140,000 options), Joseph M. Field (3,000 options), Stephen Fisher (80,000 options), John Donlevie (25,000 options) and Eugene D. Levin (15,000 options).  Such option grants vest at a rate of 25% per year over four years.

On February 10, 2009, certain restricted stock units with service and absolute market conditions were modified whereby the market conditions were removed.  As a result, we recorded an incremental fair value of $1.36 per restricted stock unit under modification accounting.  The restricted stock units were originally granted on April 6, 2006.  The restricted stock units, as modified, vest over two years with 50% vesting on February 10, 2010 and 50% vesting on February 10, 2011.  The  restricted stock units that were modified were as follows: David J. Field (110,000 shares); and John Donlevie (20,000 shares).

On May 15, 2009, our Named Executive Officers participated in a 2009 option exchange program whereby certain underwater options were exchanged at a ratio for restricted stock units at an incremental fair value to the Company under modification accounting, and each received restricted stock units as follows: David Field (250,000 shares); Joseph M. Field (44,444 shares); Stephen Fisher (133,333 shares); John Donlevie (16,667 shares); and Eugene D. Levin (3,889 shares).  Such restricted stock units vest over four years as follows: (i) 50% two years from the grant date; (ii) 25% three years from the grant date; and (iii) 25% four years from the grant date.

On May 15, 2009, in recognition of the expiration of certain underwater options that were issued at the time of our initial public offering, our Named Executive Officers received restricted stock units as follows: David Field (14,815 shares); Joseph M. Field (24,691 shares); Stephen Fisher (8,444 shares); John Donlevie (24,692 shares); and Eugene D. Levin (9,877 shares).  Such restricted stock units vest over four years as follows: (i) 50% two years from the grant date; (ii) 25% three years from the grant date; and (iii) 25% four years from the grant date.

All of the above described grants of restricted stock units include the non-preferential right to receive a dividend equivalent amount upon vesting equal to the accumulated dividends payable on such shares while such shares were unvested.  As of December 31, 2009, there were no accrued dividends attributable to these shares of restricted stock.

OUTSTANDING EQUITY AWARDS TABLE

The following table provides summary information concerning outstanding equity awards as of December 31, 2009 for each of our Named Executive Officers:

	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options	Number of Securities Underlying Unexercised Options	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price	Option	Number of Shares Or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested (1)	Equity Incentive Plan Awards: number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (1)
Name	Exercisable	Unexercisable	Unexercisable		Expiration Date
	(#)			($)		(#)	($)	(#)	($)

David J. Field	—	140,000	—	$1.34	2/9/2019	—	$—	—	$—
	—	—	—	—	—	504,815	$3,569,042	112,500	$795,375

Joseph M. Field	—	3,000	—	$1.34	2/9/2019	—	$—	—	$—
	750	2,250	—	$11.78	3/6/2018	—	$—	—	$—
	—	—	—		—	81,135	$573,624	—	$—

Stephen F. Fisher	—	80,000	—	$1.34	2/9/2019	—	$—	—	$—
	—	—	—	—	—	263,443	$1,862,542	—	$—

John C. Donlevie	—	25,000	—	$1.34	2/9/2019	—	$—	—	$—
	1,563	4,687		$11.31	1/7/2018	—	$—	—	$—
	—	—	—	—	—	85,109	$601,721	—	$—

Eugene D. Levin	—	15,000	—	$1.34	2/9/2019	—	$—	—	$—
	438	1,312	—	$11.31	1/7/2018	—	$—	—	$—
	—	—	—	—	—	19,391	$137,094	—	$—

(1)                                  For purposes of computing the market value of the equity awards, the Company used the number of units reflected in the previous column, multiplied by the closing price of the Company’s stock of $7.07 on December 31, 2009.

OPTION EXERCISE AND STOCK VESTED TABLE

The following table provides certain information concerning the exercise of options and the vesting of restricted stock units during 2009 for each of our Named Executive Officers:

	Option Awards		Stock Awards
Name	Option Awards Number of Shares Acquired on Exercise	Value Realized on Exercise	Stock Awards Number of Shares Acquired on Vesting	Value Realized on Vesting
	(#)	($)	(#)	($)

David J. Field	—	$—	56,666	$65,458

Joseph M. Field	—	—	—	$—

Stephen F. Fisher	—	—	43,334	$44,634

John C. Donlevie	—	—	—	$—

Eugene D. Levin	—	—	2,125	$2,766

NONQUALIFIED DEFERRED COMPENSATION TABLE

The following table provides certain information concerning nonqualified deferred compensation activity during 2009 for each of our Named Executive Officers:

	(amounts in dollars)
Name	Aggregate Balance as of December 31, 2008	Executive Contributions in Calendar Year 2009 (1)	Company Contributions in 2009	Aggregate Earnings in 2009 (2)	Aggregate Withdrawals or Distributions	Aggregate Balance As of December 31, 2009 (3)

David J. Field	$—	$—	$—	$—	$—	$—

Joseph M. Field	$—	$—	$—	$—	$—	$—

Stephen F. Fisher	$333,489	$4,500	$—	$88,098	$—	$426,087

John C. Donlevie	$620,381	$75,547	$—	$210,640	$—	$906,568

Eugene D. Levin	$89,486	$27,138	$—	$46,249	$—	$162,873

(1)                                  Under the Company’s nonqualified deferred compensation plan, the type of compensation that can be deferred is base compensation and bonus.

(2)                                  The Company determines earnings by providing the employee with a phantom account at a third party who offers a selection of mutual funds.  Aggregate earnings are based upon the performance of the mutual funds.

(3)                                  The employee or their designated beneficiaries are allowed withdrawals based upon certain events, such as death, disability or termination of employment.

TERMINATION OR CHANGE-IN-CONTROL PAYMENTS

—              David J. Field.  David J. Field’s employment agreement may be terminated by either party.  In the event that Mr. Field is terminated by us without cause (as defined in the agreement) or he resigns for good reason (as defined in the agreement) prior to the execution of a binding agreement which would result in a change in control, if consummated, or more than two years following a change in control, subject to his execution of a release of claims against us, all of Mr. Field’s outstanding equity compensation awards that vest on the basis of our performance shall become fully vested and we shall pay him a lump sum payment in an amount equal to the greater of: (i) the sum of two years’ annual base salary and two times the highest annual bonus paid during the preceding three year period, or (ii) the sum of the base salary and annual bonuses that would otherwise have been payable through the end of the then current term of the agreement.  If such termination occurs following the execution of a binding agreement which would result in a change in control if consummated on or prior to two years following a change in control, subject to his execution of a release of claims against us, all of Mr. Field’s outstanding equity compensation awards shall become fully vested, and we shall pay him a lump sum payment in an amount equal to the sum of three years’ annual base salary and three times the highest annual bonus paid to him during the preceding three year period.  We shall also pay his COBRA premiums for continued health coverage, to the extent he elects such coverage, for a period of up to 18 months.  Additionally, should any of these payments become subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, we shall make an additional payment in an amount sufficient to place Mr. Field in the same after-tax position as if the excise tax had not applied.

Furthermore, in the event that David J. Field dies or becomes disabled, then all of Mr. Field’s outstanding equity compensation awards that vest on the basis of our performance shall become fully vested and we shall pay him (or his estate, if applicable) a lump sum payment in an amount equal to the sum of two years’ annual base salary and two times the highest annual bonus paid during the preceding three year period, and we shall also pay his COBRA premiums for continued health coverage, to the extent he elects such coverage, for a period of up to 18 months.

Finally, Mr. Field’s agreement also provides that in the event of a change in control (as defined in the agreement) all of Mr. Field’s then outstanding equity compensation awards shall become fully vested and exercisable.

—              Joseph M. Field.  If Joseph M. Field ceases to serve as Chairman of our Board of Directors for any reason other than a removal from his position as Chairman the Board for cause (as defined in the agreement), all of his outstanding equity awards and rights shall become vested, exercisable and payable with respect to all of the equity subject thereto.  In the event that Mr. Field dies or becomes disabled, he shall be deemed to have completed his then current term on the Board of Directors and we shall pay him or his estate a lump sum payment equal to his then current annual retainer.  In addition, upon his termination of employment for any reason, we shall provide for continued medical insurance coverage for him and his spouse for the duration of their respective lives.  Finally, Mr. Field’s agreement provides that in the event that any payments made pursuant to the agreement become subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, we agree to make an additional payment to Mr. Field in an amount equal to two-thirds of the amount required to fully compensate him for the additional tax obligations arising under Section 280(g) of the Internal Revenue Code.

—              Stephen F. Fisher.  Mr. Fisher’s employment agreement may be terminated by either party.  Specifically, Mr. Fisher may terminate the Agreement for any reason effective on or after August 31, 2009 upon 120 days prior written notice.  We may terminate Mr. Fisher’s employment for cause or at our convenience.  In the event of termination by us for cause, our obligations under the agreement cease.  In the event of a termination by us without cause, we must pay Mr. Fisher a one-time bonus of $400,000, plus an amount equal to the annual bonus paid in the immediately preceding year prorated from January 1 through the termination date.  In addition, we must continue to pay the salary and auto allowance for a specified period.  Further, all grants of options and restricted stock made through the effective date of termination continue to vest through February 28, 2011 and options may be exercised for a specified period.

—              John C. Donlevie and Eugene D. Levin.  Messrs. Donlevie and Levin are eligible to participate in our severance policy which is applicable to all of our employees.  Under this policy, full-time employees are eligible for up to fifteen weeks severance (subject to certain requirements).  Assuming a December 31, 2009 termination by us without cause: (i) John C. Donlevie would have received $97,047; and (ii) Eugene D. Levin would have received $56,000.

DIRECTOR COMPENSATION

For 2009, our non-employee Directors compensation policy provided for (i) an annual retainer of $35,000 to be paid quarterly in cash unless the Director elects to receive such payment in the form of restricted stock; (ii) a grant of 2,000 shares of restricted stock which vest 50% after 2 years, 25% after three years and 25% after four years; and (ii) a grant of 1,000 options to purchase Class A Common Stock which vest 25% per year over four years.  In addition, each non-employee Director received a fee of $2,000 for each Board meeting and $1,000 for each Committee meeting.  For services on their respective committees: (a) the chairman of the Compensation Committee received an additional payment of $6,000 per year; and (b) the chairman of the Audit Committee received an additional payment of $9,000 per year.

DIRECTOR COMPENSATION TABLE

The following table provides summary information concerning compensation paid to or earned by each of our Directors for services rendered during 2009:

	(amounts in dollars)
Name	Fees Earned or Paid in Cash (1)	Stock Awards		Option Awards		Non- Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation	Total

David Berkman	$58,000	$10,812	(2)(3)(4)	$720	(5)	$—	$—	$—	$69,532

Daniel E. Gold	$60,000	$4,464	(2)(3)	$720	(5)	$—	$—	$—	$65,184

Robert S. Wiesenthal	$45,000	$4,464	(2)(3)	$720	(5)	$—	$—	$—	$50,184

Michael J. Wolf	$48,000	$2,720	(2)	$720	(5)	$—	$—	$—	$51,440

(1)                                  The Directors can elect to receive their annual fee of $35,000 in cash or in the form of RSUs. Certain other fees can be deferred under the Company’s deferred compensation plan.

(2)                                  On February 10, 2009, the Director received 2,000 RSUs at a grant date fair value of $1.36 that vest over a four-year period (50% in year two, 25% in year three and 25% in year four).  The compensation expense for this award is reflected in this column.

(3)                                  On May 15, 2009, the Director participated in a 2009 OEP whereby certain underwater options were exchanged at a ratio for RSUs at an incremental fair value under modification accounting.  The RSUs vest over four years, with 50% vesting on May 15, 2011, 25% vesting on May 15, 2012 and 25% vesting on May 15, 2013.  Mr. Berkman, Mr. Gold and Mr. Wiesenthal received 2,222, 1,111 and 1,111 RSUs, respectively, at an incremental fair value to us of $1.73, $1.57 and $1.57 per RSU, respectively.  The compensation expense for this award is reflected in this column.

(4)                                  On May 15, 2009, 1,976 RSUs were issued at $2.15 per RSU in connection with the expiration of expired underwater options from 1999. The RSUs vest over four years, with 50% vesting on May 15, 2011, 25% vesting on May 15, 2012 and 25% vesting on May 15, 2013. The compensation expense for this award is reflected in this column.

(5)                                  On February 10, 2009, we issued 1,000 options that have a ten-year term, vest in one-fourth installments at each grant date anniversary for four years and at a market and exercise price of $1.34.  The fair value of $0.72 per option was determined using the Black-Scholes method. Please refer to the discussion of Share Based Compensation included in the notes to the consolidated financial statements that was included in our 10-K as filed on March 15, 2010. The compensation expense for this award is reflected in this column.

EQUITY COMPENSATION PLANS

Equity Compensation Plan Information

As Of December 31, 2009

	Number of Shares to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted- Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (excluding Column (a))
Plan Category	(a)	(b)	(c)
Equity compensation plans approved by security holders:
Entercom Equity Compensation Plan (1)	1,103,032	$3.20	969,627
Employee Stock Purchase Plan (2)	—	—	—

Equity compensation plans not approved by security holders:
None	—	—	—

Total	1,103,032		969,627

(1)                                  Under the Entercom Equity Compensation Plan (the “Plan”), the Company is authorized to issue up to 11.5 million shares of Class A common stock, which amount included an increase on January 1, 2009 of 1.5 million shares.  The shares authorized are increased by 1.5 million shares on January 1 of each year, or a lesser number as may be determined by the Company’s Board of Directors. On January 1, 2010, the shares authorized under the Plan were automatically increased by 1.5 million shares to 13.0 million shares. As of December 31, 2009, 1.0 million shares were available for future grant.

(2)                                  Our Employee Stock Purchase Plan expired on March 31, 2009.

ENTERCOM EQUITY COMPENSATION PLAN

Overview.  The purpose of the Plan is to attract and retain our employees, employees of our subsidiaries (including employees who are Named Executive Officers or Directors) and to provide incentives to our non-employee Directors and certain advisors and consultants who perform services for us and our subsidiaries.  The Plan provides for grants of: (i) options intended to qualify as incentive stock options (“ISOs”) within the meaning of Section 422 of the Code; (ii) “nonqualified stock options” that are not intended to so qualify (“NQSOs”); (iii) restricted stock / restricted stock units; and (iv) stock appreciation rights (“SARs”).

Shares.  As of February 28, 2010, an aggregate of 7.3 million shares of Class A Common Stock are authorized for issuance under the Plan, of which 2.4 million remain available for issuance.  The Plan initially authorized 8.5 million shares, plus an additional 1.5 million shares per year (effective each January 1).  For January 1, 2007 and 2008, our Board of Directors determined that no additional shares would be added to the Plan, while for January 1, 2006, 2009 and 2010 the additional 1.5 million shares were added to the Plan in each year.  In addition, as a result of the Company’s 2006 Option Exchange Program (pursuant to which options surrendered net of restricted stock issued were not available for reissuance) and the Company’s 2009 Option Exchange Program (pursuant to which all options surrendered were not available for reissuance) the number of shares that can be issued under the Plan was effectively reduced by an aggregate of 5.7 million shares.  Accordingly, the following table shows the shares that have been authorized for issuance under the Plan:

Initial Authorized Amount	8,500,000
Annual Increases
January 1, 2006 Increase	1,500,000
January 1, 2009 Increase	1,500,000
January 1, 2010 Increase	1,500,000
2006 Option Exchange Program Decrease	(3,574,376)
2009 Option Exchange Program Decrease	(2,084,518)
TOTAL	7,341,106

Only shares of Class A Common Stock may be issued under the Plan.  The number of shares for which ISOs may be issued under the Plan may not exceed 1,850,000 shares, subject to adjustment, and the number of shares of restricted stock/ restricted stock units that may be issued under the Plan may not exceed 3,000,000 shares, subject to adjustment (excluding the 711,985 restricted stock units issued in connection with the Company’s 2009 Option Exchange Program).  If and to the extent grants awarded under the Plan expire or are terminated for any reason without being exercised, the shares of Class A Common Stock subject to such grant will again be available for purposes of the Plan.

Administration of the Plan.  The Plan is administered and interpreted by the Compensation Committee (the “Committee”) of the Board of Directors.  The Committee shall consist of two or more persons who may be “outside directors” as defined under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), and related Treasury regulations and “non-employee directors” as defined under Rule 16b-3 under the Securities Exchange Act of 1934, as amended.  Subject to ratification or approval by the Board if the Board retains such right, the Committee shall have the sole authority to: (i) determine the individuals to whom grants shall be made under the Plan; (ii) determine the type, size and terms of the grants to be made to each such individual; (iii) determine the time when grants will be made and the commencement and duration of any applicable exercise or restriction period, including the criteria for exercisability and the acceleration of exercisability; and (iv) deal with any other matters arising under the Plan.

Eligibility for Participation.  The following are eligible to be participants in the Plan (“Participants”): (i) all employees of us and our subsidiaries (“Employees”), including Employees who are officers or members of the Board; (ii) members of the Board who are not Employees (“Non-Employee Directors”); and (iii) those consultants and advisors who perform services for us or any of our subsidiaries (“Key Advisors”), if the Key Advisors are natural persons rendering bona fide services and such services are not in connection with the offer or sale of securities in a capital-raising transaction.  The aggregate number of shares of our stock that may be granted to any individual during any calendar year may not exceed 925,000 shares.

Change of Control.  Upon a Change of Control, unless the Committee determines otherwise: (i) each Grantee with outstanding Grants shall receive written notice of such Change of Control: (ii) all outstanding Options and SARs shall automatically accelerate and become fully exercisable; and (iii) the restrictions and conditions on all outstanding restricted stock shall immediately lapse.  Upon a Change of Control where we are not the surviving corporation (or survive only as a subsidiary of another corporation), unless the Committee determines otherwise, all outstanding Options and SARs that are not exercised shall be assumed by, or replaced with comparable options and rights by, the surviving corporation.  A change of control is defined as: (i) any “person” becoming a “beneficial owner” of securities of us representing more than 50% of all votes required to elect a majority of the Board, provided that a Change of Control shall not be deemed to occur as a result of a change of ownership resulting from the death of a shareholder; (ii) the consummation by us of: (a) a merger or consolidation where our shareholders will not own more than 50% of all votes required to elect a majority of the Board of Directors of the surviving corporation, or (b) the consummation of an agreement providing for the sale or disposition by us of all or substantially all of our assets; (iii) a liquidation or dissolution of us; or (iv) any person completing a tender offer or exchange offer for shares representing more than 50% of all votes required to elect a majority of our Board.

Amendment and Termination of the Plan.  The Board may amend or terminate the Plan at any time; provided, however, that the Board shall not amend the Plan without shareholder approval if: (i) such approval is required in order for Incentive Stock Options granted or to be granted under the Plan to meet the requirements of Section 422 of the Code; or (ii) such approval is required in order to exempt compensation under the Plan from the deduction limit under Section 162(m) of the Code.  No additional Grants shall be made under the Plan after January 20, 2015 or such earlier date as may be determined by the Board.  The Plan may be extended by the Board with the approval of the shareholders.

BOARD OF DIRECTOR COMMITTEE REPORTS

The following Compensation Committee Report and Audit Committee Report shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under such Acts.

COMPENSATION COMMITTEE REPORT

To the Board of Directors:

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management of the Company, and based on such review and discussions, the Compensation Committee recommended to the Board of Directors of the Company that the Compensation Discussion and Analysis be included in the Company’s proxy statement on Schedule 14A relating to the 2010 Annual Meeting of Shareholders.

The Compensation Committee is currently comprised of David J. Berkman, Chairman, Daniel E. Gold and Robert S. Wiesenthal, each an independent Director.

COMPENSATION COMMITTEE
David J. Berkman, Chairman
Daniel E. Gold
Robert S. Wiesenthal
March 17, 2010

AUDIT COMMITTEE REPORT

To the Board of Directors:

The Audit Committee has reviewed and discussed with management our audited financial statements as of and for the year ended December 31, 2009.

The Audit Committee has discussed with the Company’s independent registered public accounting firm, PricewaterhouseCoopers LLP, the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended, by the Auditing Standards Board of the American Institute of Certified Public Accountants.

The audit committee has received the written disclosures and the letter from the independent accountant required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and has discussed with the independent accountant the independent accountant’s independence.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009 for filing with the Securities Exchange Commission.

The Audit Committee is currently comprised of Daniel E. Gold, Chairman, David J. Berkman and Michael J. Wolf, each an independent Director.

AUDIT COMMITTEE
Daniel E. Gold, Chairman
David J. Berkman
Michael J. Wolf
February 9, 2010

SECURITY OWNERSHIP OF CERTAIN

BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information, as of March 15, 2010, regarding the beneficial ownership of our common stock by: (i) each person known by us to beneficially own more than 5% percent of any class of our common stock; (ii) each of our Directors and Named Executive Officers; and (iii) all of our Directors and Named Executive Officers as a group.  Each shareholder possesses sole voting and investment power with respect to the shares listed, unless otherwise noted.  Shares of common stock subject to options currently exercisable or that are exercisable within 60 days are deemed outstanding for calculating the percentage of outstanding shares of the person holding these options but are not deemed outstanding for calculating the percentage of any other person.

	Common Stock
	Class A (1)		Class B (2)		Percentages
Name of Beneficial Owner	Number of Shares Beneficially Owned (3)	Percent of Class	Number of Shares Beneficially Owned (3)	Percent of Class	Total Economic Interest (3)	Total Voting Power (3)

Joseph M. Field (4)	2,651,170	8.94%	6,408,282	85.93%	24.41%	65.57%
David J. Field (5)	2,530,837	8.52%	749,250	10.05%	8.83%	10.32%
John C. Donlevie (6)	145,428	*	—	—	*	*
Stephen F. Fisher (7)	376,800	1.27%	—	—	1.01%	*
Eugene D. Levin (8)	49,355	*	—	—	*	*
David J. Berkman (9)	19,078	*	—	—	*	*
Daniel E. Gold (10)	10,421	*	—	—	*	*
Robert S. Wiesenthal (11)	27,750	*	—	—	*	*
Michael J. Wolf (12)	28,250	*	—	—	*	*
All Directors and Named Executive Officers as a group (nine persons)	5,632,995	18.94%	7,157,532	95.98%	34.39%	76.30%
Edwin R. Boynton, as trustee (13)	2,493,598	8.41%	—	—	6.72%	2.57%
Martin L. Garcia (14)	1,843,468	6.22%	—	—	4.97%	1.90%

*                                         Less than one percent.

(1)                                  For the purpose of calculating the percentage of Class A Common Stock held by each shareholder, the total number of shares of Class A Common Stock outstanding does not include the shares of Class A Common Stock issuable upon conversion of the outstanding shares of Class B Common Stock. The number of shares of Class A Common Stock includes all outstanding restricted stock and shares that may be acquired within 60 days through the exercise of options.

(2)                                  The Class A Common Stock and the Class B Common Stock vote together as a single class on all matters submitted to a vote of shareholders. Each share of Class A Common Stock is entitled to one vote.  Each share of Class B Common Stock is entitled to ten votes, except: (a) any share not voted by either Joseph M. Field or David J. Field is entitled to one vote; (b) the holders of Class A Common Stock, voting as a separate class, are entitled to elect two Directors; (c) each share of Class B Common Stock is entitled to one vote with respect to any “going private” transactions under the Exchange Act; and (d) as required by law.  The shares of Class B Common Stock are convertible in whole or in part, at the option of the holder, subject to certain conditions, into the same number of shares of Class A Common Stock.

(3)                                  With respect to Class A Common Stock: (i) the number of shares beneficially owned and the percentage of economic ownership are based on 29,659,931 shares (which includes 1,478,721 shares that are either unvested restricted stock or vested but deferred shares of restricted stock); and (ii) the percentage of voting power is based on 28,181,210 shares of Class A Common Stock (which excludes 1,478,721 shares that are either unvested restricted stock or vested but deferred shares of restricted stock, neither of which have the right to vote).  With respect to Class B Common Stock, the number of shares beneficially owned, the percentage of economic ownership and the percentage of voting ownership are based on 7,457,532 shares of Class B Common Stock outstanding.  The number of shares of Class A Common Stock listed for each individual includes all outstanding restricted stock and shares that may be acquired within 60 days of March 15, 2010 through the exercise of options.

(4)                                  Includes with respect to Class A Common Stock: (a) 2,250 shares of Class A Common Stock that may be acquired through the exercise of options; (b) 33,578 shares of Class A Common Stock held of record by Joseph M. Field as trustee of a trust for the benefit of his sister-in-law; and (c) 677,174 shares of Class A Common Stock deemed to be beneficially owned by Joseph M. Field as a director and officer of the Joseph and Marie Field Foundation; and (d) 100,000 shares of Class A Common Stock deemed to be beneficially owned by Joseph M. Field as a director and officer of the Joseph and Marie Field Family Environmental Foundation.  Mr. Field disclaims beneficial ownership of all shares of Class A Common Stock owned by these two foundations.  In addition, Mr. Field disclaims beneficial ownership of all shares of Class A and Class B Common Stock owned by his spouse, Marie H. Field.  These shares (which are included in the amounts listed above) include: (i) 330,000 shares of Class B Common Stock; (ii) 112,368 shares of Class A Common Stock held of record by Marie H. Field as co-trustee of a trust for the benefit of David J. Field; (iii) 206,094 shares of Class A Common Stock held of record by Marie H. Field as co-trustee of a trust for the benefit of her daughter; and (iv) 100,000 shares of Class A Common Stock beneficially owned by Marie H. Field as the sole member of a limited liability company.  The address of this shareholder is 401 City Avenue, Suite 809, Bala Cynwyd, Pennsylvania 19004.

(5)                                  Includes with respect to Class A Common Stock: (a) 35,000 shares of Class A Common Stock that may be acquired through the exercise of options; (b) 206,094 shares of Class A Common Stock held of record by David J. Field as co-trustee of a trust for the benefit of his sister, (c) 438,876 shares of Class A Common Stock held of record by David J. Field as co-trustee of a trust for the benefit of David J. Field and his children; and (d) 921,572 shares of Class A Common Stock held of record by David J. Field as co-trustee of two trusts for the benefit of the descendants of David J. Field and his sister, respectively.  The address of this shareholder is 401 City Avenue, Suite 809, Bala Cynwyd, Pennsylvania 19004.

(6)                                  Includes 9,376 shares of Class A Common Stock issuable upon exercise of options.

(7)                                  Includes 20,000 shares of Class A Common Stock issuable upon exercise of options.

(8)                                  Includes 4,626 shares of Class A Common Stock issuable upon exercise of options.

(9)                                  Includes 750 shares of Class A Common Stock issuable upon exercise of options.

(10)                            Includes 750 shares of Class A Common Stock issuable upon exercise of options.

(11)                            Includes 750 shares of Class A Common Stock issuable upon exercise of options.

(12)                            Includes 1,250 shares of Class A Common Stock issuable upon exercise of options.

(13)                            Includes: (a) 438,876 shares of Class A Common Stock held of record by Edwin R. Boynton as co-trustee of a trust for the benefit of David J. Field, (b) 498,286 shares of Class A Common Stock held of record by Edwin R. Boynton as co-trustee of a trust for the benefit of the descendants of David J. Field; (c) 1,036,436 shares of Class A Common Stock held of record by Edwin R. Boynton as co-trustee of two trusts for the benefit of the sister of David J. Field and her descendants; (d) 260,000 shares of Class A Common Stock held of record by Edwin R. Boynton as trustee of a trust for the benefit of David J. Field; and (e) 260,000 shares of Class A Common Stock held of record by Edwin R. Boynton as trustee of a trust for the benefit of the sister of David J. Field.  The address of this shareholder is Stradley Ronon Stevens & Young, LLP, Attn: Edwin R. Boynton, 2600 One Commerce Square, Philadelphia, Pennsylvania 19103.

(14)                            The address of this shareholder is 1700 S. MacDill Avenue, Suite 260, Tampa Florida  33629

OTHER INFORMATION

SHAREHOLDER PROPOSALS FOR 2010 ANNUAL MEETING

Shareholder Director Nominations.  Our Bylaws require that for Director nominations to be properly brought before an annual meeting by a shareholder, the shareholder must have given notice no later than sixty (60) days prior to the anniversary date of the immediately preceding annual meeting of shareholders.  Accordingly, the deadline for notification of shareholder Director nominations for the 2011 Annual Meeting is March 19, 2011.  Any such shareholder notification must comply with the requirements set forth in our Bylaws and must be submitted in writing to the Corporate Secretary, Entercom Communications Corp., 401 City Avenue, Suite 809, Bala Cynwyd, Pennsylvania 19004.

Other Shareholder Proposals.  Our Bylaws require that for a proposal (other than a Director nomination) to be properly brought before an annual meeting by a shareholder, the shareholder must have given notice no later than the earlier of: (i) sixty (60) days prior to the anniversary date of the immediately preceding annual meeting of shareholders; or (ii) one hundred twenty (120) days prior to the anniversary date of the mailing of our proxy statement for the immediately preceding annual meeting of shareholders.  Accordingly, the deadline for notification of shareholder proposals for the 2011 Annual Meeting is November 26, 2010.  Any such shareholder notification must comply with the requirements set forth in our Bylaws and must be submitted in writing to the Corporate Secretary, Entercom Communications Corp., 401 City Avenue, Suite 809, Bala Cynwyd, Pennsylvania 19004.

Inclusion in Proxy Statement.  In order for a shareholder proposal to be considered for inclusion in our proxy statement, such shareholder proposals must satisfy the requirements of Rule 14a-8 of the Exchange Act as well as those set forth in our Bylaws.  In accordance with Rule 14a-8, any such shareholder proposal must be received at our executive office (Entercom Communications Corp., 401 City Avenue, Suite 809, Bala Cynwyd, Pennsylvania, 19004) not less than 120 calendar days before the date of our proxy statement released to shareholders in connection with the previous year’s annual meeting.  Accordingly, the deadline for notification of shareholder proposals for inclusion in our proxy statement for the 2011 Annual Meeting is November 26, 2010.

OTHER PROPOSALS

We do not know of any other matters to be presented at the annual meeting other than those discussed in this proxy statement.  If however, other matters are properly brought before the annual meeting, your proxies will be able to vote those matters at their discretion.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our executive officers and Directors, and persons who own more than ten percent of a registered class of our equity securities (“Reporting Persons”), to file reports of beneficial ownership (Forms 3, 4 and 5) of our equity securities with the Securities and Exchange Commission and the New York Stock Exchange.  Based solely on our review of Forms 3, 4 and 5 and amendments thereto furnished to us, we believe the Reporting Persons of Entercom were in compliance with these requirements for 2009.

CORPORATE GOVERNANCE

We have an ongoing commitment to good governance and business practices.  In furtherance of this commitment, we regularly monitor developments in the area of corporate governance and review our processes and procedures in light of such developments.  We comply with the rules and regulations promulgated by the Securities and Exchange Commission and the New York Stock Exchange, and implement other corporate governance practices that we believe are in the best interest of us and our shareholders.

•              Code of Business Conduct and Ethics.  We have adopted a Code of Business Conduct and Ethics that applies to each of our employees including our Principal Executive Officer and senior members of our finance department.  Our Code of Business Conduct and Ethics is posted on “Investors” tab /  “Governance” sub-page of our website located at www.entercom.com.

•              Board Committee Charters.  Each of our Audit Committee, Compensation Committee and Nominating/Corporate Governance Committee has a committee charter as required by the rules of the New York Stock Exchange.  These committee charters are posted on “Investors” tab /  “Governance” sub-page of our website located at www.entercom.com.

•              Corporate Governance Guidelines.  Our Board of Directors has established certain Corporate Governance Guidelines as required by the rules of the New York Stock Exchange.  These guidelines are posted on our website located at www.entercom.com (see the “Investors” tab /  “Governance” sub-page of our website).

•              Policies and Procedures for Complaints Regarding Accounting, Internal Accounting Controls, Fraud or Auditing Matters.  We have established certain policies and procedures through which employees may report concerns regarding accounting, internal accounting controls, fraud or auditing matters.  A copy of our policy is posted on “Investors” tab /  “Governance” sub-page of our website located at www.entercom.com.

ANNUAL REPORT

We are mailing a copy of our 2009 Annual Report together with this proxy statement to shareholders of record on the annual meeting record date.  Any shareholder who desires an additional copy may obtain it, without charge, by addressing a request to the Corporate Secretary, Entercom Communications Corp., 401 City Avenue, Suite 809, Bala Cynwyd, Pennsylvania 19004.

By Order of the Board of Directors,

John C. Donlevie
Secretary

Bala Cynwyd, Pennsylvania

March 26, 2010

PROXY	PROXY

ENTERCOM COMMUNICATIONS CORP.

PROXY FOR CLASS A COMMON STOCK

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS FOR

THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON

TUESDAY, MAY 18, 2010 AT 9:00 AM

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON MAY 18, 2010.  THE PROXY STATEMENT AND ANNUAL REPORT ARE AVAILABLE AT www.entercom.com.  CLICK ON THE “INVESTORS” TAB AND SELECT “PROXY MATERIAL.”

The undersigned holder of Class A Common Stock, par value $0.01, of Entercom Communications Corp. (the “Company”) hereby appoints Stephen F. Fisher and John C. Donlevie or either of them, proxies for the undersigned, each with full power of substitution, to represent and to vote as specified in this proxy all Class A Common Stock of the Company that the undersigned shareholder would be entitled to vote if personally present at the Annual Meeting of Shareholders (the “Annual Meeting”) to be held on Tuesday, May 18, 2010 at 9:00 a.m. local time, at the Crowne Plaza Philadelphia Main Line Hotel, 4100 Presidential Boulevard, Philadelphia, Pennsylvania 19131, and at any adjournments or postponements of the Annual Meeting.  The undersigned shareholder hereby revokes any proxy or proxies heretofore executed for such matters.

This proxy, when properly executed, will be voted in the manner as directed herein by the undersigned shareholder.  If you provide a proxy without indicating how you wish to vote, all of your shares will be voted at the discretion of your proxies on any matter that may be properly brought before the Annual Meeting, except to the extent such discretionary voting is not permitted by any applicable rules or regulations.  The undersigned shareholder may revoke this proxy at any time before it is voted by delivering to the Corporate Secretary of the Company either a written revocation of the proxy or a duly executed proxy bearing a later date, or by appearing at the Annual Meeting and voting in person.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSALS 1, 2 & 3.

PLEASE MARK, SIGN, DATE AND RETURN THIS CARD PROMPTLY USING THE ENCLOSED RETURN ENVELOPE. If you receive more than one proxy card, please sign and return ALL cards in the enclosed envelope.

(CONTINUED AND TO BE SIGNED ON REVERSE SIDE)

(Reverse)

Entercom Communications Corp.

1.	PROPOSAL 1 - Election of Class A Directors.
	☐	FOR	☐	WITHHOLD AUTHORITY	☐	EXCEPTIONS
to vote for all
nominees listed below

Nominees: David J. Berkman and Daniel E. Gold.
(INSTRUCTIONS: to withhold authority to vote for any one or more individual nominees, mark the “EXCEPTIONS” box and write the name of such individual(s) in the space provided below.)
Exceptions:

2.	PROPOSAL 2 - Election of Other Directors.
	☐	FOR	☐	WITHHOLD AUTHORITY	☐	EXCEPTIONS
to vote for all
nominees listed below

Nominees: Joseph M. Field, David J. Field, John C. Donlevie, Robert S. Wiesenthal and Michael J. Wolf.
(INSTRUCTIONS: to withhold authority to vote for any one or more individual nominees, mark the “EXCEPTIONS” box and write the name of such individual(s) in the space provided below.)
Exceptions:

3.	PROPOSAL 3 - Ratification of the Selection of the Company’s independent registered public accounting firm for the year ending December 31, 2010.
	☐	FOR	☐	AGAINST	☐	ABSTAIN

4.	In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting or any adjournment thereof.

The undersigned acknowledges receipt of the accompanying Notice of Annual Meeting of Shareholders and Proxy Statement in which Proposals 1, 2 & 3 are fully explained.

Signature:	Signature (if held jointly):	Date:

Please date and sign exactly as your name(s) is (are) shown on the share certificate(s) to which the proxy applies. When shares are held as joint-tenants, both should sign. When signing as an executor, administrator, trustee, guardian, attorney-in-fact or other fiduciary, please give full title as such. When signing as a corporation, please sign in full corporate name by the President or other authorized officer. When signing as a partnership, please sign in partnership name by an authorized person.

PROXY	PROXY

ENTERCOM COMMUNICATIONS CORP.

PROXY FOR CLASS B COMMON STOCK

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS FOR

THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON

TUESDAY, MAY 18, 2010 AT 9:00 AM

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON MAY 18, 2010.  THE PROXY STATEMENT AND ANNUAL REPORT ARE AVAILABLE AT www.entercom.com.  CLICK ON THE “INVESTORS” TAB AND SELECT “PROXY MATERIAL.”

The undersigned holder of Class B Common Stock, par value $0.01, of Entercom Communications Corp. (the “Company”) hereby appoints Stephen F. Fisher and John C. Donlevie or either of them, proxies for the undersigned, each with full power of substitution, to represent and to vote as specified in this proxy all Class B Common Stock of the Company that the undersigned shareholder would be entitled to vote if personally present at the Annual Meeting of Shareholders (the “Annual Meeting”) to be held on Tuesday, May 18, 2010 at 9:00 a.m. local time, at the Crowne Plaza Philadelphia Main Line Hotel, 4100 Presidential Boulevard, Philadelphia, Pennsylvania 19131, and at any adjournments or postponements of the Annual Meeting.  The undersigned shareholder hereby revokes any proxy or proxies heretofore executed for such matters.

This proxy, when properly executed, will be voted in the manner as directed herein by the undersigned shareholder.  If you provide a proxy without indicating how you wish to vote, all of your shares will be voted at the discretion of your proxies on any matter that may be properly brought before the Annual Meeting, except to the extent such discretionary voting is not permitted by any applicable rules or regulations.  The undersigned shareholder may revoke this proxy at any time before it is voted by delivering to the Corporate Secretary of the Company either a written revocation of the proxy or a duly executed proxy bearing a later date, or by appearing at the Annual Meeting and voting in person.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSALS 2 & 3.

PLEASE MARK, SIGN, DATE AND RETURN THIS CARD PROMPTLY USING THE ENCLOSED RETURN ENVELOPE. If you receive more than one proxy card, please sign and return ALL cards in the enclosed envelope.

(CONTINUED AND TO BE SIGNED ON REVERSE SIDE)

(Reverse)

Entercom Communications Corp.

1.	PROPOSAL 1 - Election of Class A Directors.

N/A - Class B Shares are not eligible to vote on this proposal.

2.	PROPOSAL 2 - Election of Other Directors.
	☐	FOR	☐	WITHHOLD AUTHORITY	☐	EXCEPTIONS
to vote for all
nominees listed below

Nominees: Joseph M. Field, David J. Field, John C. Donlevie, Robert S. Wiesenthal and Michael J. Wolf.
(INSTRUCTIONS: to withhold authority to vote for any one or more individual nominees, mark the “EXCEPTIONS” box and write the name of such individual(s) in the space provided below.)
Exceptions:

3.	PROPOSAL 3 - Ratification of the Selection of the Company’s independent registered public accounting firm for the year ending December 31, 2010.
	☐	FOR	☐	AGAINST	☐	ABSTAIN

4.	In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting or any adjournment thereof.

The undersigned acknowledges receipt of the accompanying Notice of Annual Meeting of Shareholders and Proxy Statement in which Proposals 2 & 3 are fully explained.

Signature:	Signature (if held jointly):	Date:

Please date and sign exactly as your name(s) is (are) shown on the share certificate(s) to which the proxy applies. When shares are held as joint-tenants, both should sign. When signing as an executor, administrator, trustee, guardian, attorney-in-fact or other fiduciary, please give full title as such. When signing as a corporation, please sign in full corporate name by the President or other authorized officer. When signing as a partnership, please sign in partnership name by an authorized person.